Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

SENDGRID, INC.,

TWILIO INC.

and

TOPAZ MERGER SUBSIDIARY, INC.

Dated as of October 15, 2018

i

3.18	Privacy and Data Security	24
3.19	Insurance; Properties	25
3.20	Joint Proxy Statement/Prospectus	26
3.21	Brokers and Finders	26
3.22	Opinion of Financial Advisor	26
3.23	Certain Business Practices	26
3.24	No Other Representations and Warranties	26
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		27
4.1	Organization, Good Standing and Qualification	27
4.2	Capital Structure	28
4.3	Corporate Authority and Approval	29
4.4	No Conflicts; Consents	30
4.5	Parent SEC Documents; Financial Statements; No Undisclosed Liabilities	31
4.6	Internal Controls and Procedures	32
4.7	Absence of Certain Changes	33
4.8	Litigation and Liabilities	33
4.9	Compliance with Laws	33
4.10	Tax; Intended Tax Treatment	33
4.11	Form S-4 and Joint Proxy Statement/Prospectus	34
4.12	Brokers and Finders	34
4.13	Opinion of Financial Advisor	34
4.14	Sufficiency of Funds	34
4.15	Ownership and Operations of Merger Sub	34
4.16	Contracts	34
4.17	Intellectual Property	35
4.18	Privacy and Data Security.	38
4.19	No Other Representations and Warranties	39
ARTICLE V COVENANTS		40
5.1	Interim Operations	40
5.2	Company Acquisition Proposals	45
5.3	Parent Acquisition Proposals	49
5.4	Information Supplied	53
5.5	Company and Parent Stockholder Meetings	55
5.6	Filings; Other Actions; Notification	56
5.7	Access; Consultation	59

5.8	Stock Exchange Listing, De-listing and De-registration	60
5.9	Publicity	60
5.10	Employee Benefits	61
5.11	Expenses	62
5.12	Indemnification; Directors’ and Officers’ Insurance	62
5.13	Takeover Statute	63
5.14	Control of the Company’s or Parent’s Operations	63
5.15	Section 16(b)	63
5.16	Approval by Sole Stockholder of Merger Sub	64
5.17	Stockholder Litigation	64
5.18	Tax Treatment	64
ARTICLE VI CONDITIONS		65
6.1	Conditions to Each Party’s Obligation to Effect the Merger	65
6.2	Conditions to Obligations of Parent and Merger Sub	65
6.3	Conditions to Obligation of the Company	66
6.4	Frustration of Conditions	67
ARTICLE VII TERMINATION		67
7.1	Termination by Mutual Consent	67
7.2	Termination by Either Parent or the Company	67
7.3	Termination by the Company	68
7.4	Termination by Parent	69
7.5	Company Termination Fee	69
7.6	Parent Termination Fee	70
7.7	Effect of Termination and Abandonment	71
ARTICLE VIII MISCELLANEOUS AND GENERAL		72
8.1	Survival	72
8.2	Modification or Amendment	72
8.3	Waiver	72
8.4	Counterparts; Effectiveness; .pdf Signature	72
8.5	Governing Law and Venue; Waiver of Jury Trial	72
8.6	Notices	73
8.7	Entire Agreement	74
8.8	No Third Party Beneficiaries	74
8.9	Obligations of Parent and of the Company	74
8.10	Severability	74

8.11	Interpretation	75
8.12	Certain Definitions	75
8.13	Assignment	82
8.14	Specific Performance	82

Exhibit A                                             Certificate of Incorporation

Exhibit B                                             Form of Company Tax Representation Letter

Exhibit C                                             Form of Parent Tax Representation Letter

INDEX OF DEFINED TERMS

Defined Term	Section
Adjusted Option	2.4(a)
Assumed RSU	2.4(d)
Affiliate	8.12(a)
Agreement	Preamble
Anti-Corruption and Anti-Bribery Laws	8.12(b)
Antitrust Laws	8.12(c)
Bankruptcy and Equity Exception	3.4(b)
Business Day	8.12(d)
Bylaws	1.5
Certificate	2.1(a)(ii)
Certificate of Incorporation	1.4
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	Recitals
Commercial Software and Services	8.12(e)
Company	Preamble
Company Acquisition Proposal	5.2(d)
Company Alternative Acquisition Agreement	5.2(e)
Company Balance Sheet	3.6(c)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	3.1
Company Capital Stock	3.3(a)
Company Change in Recommendation	5.2(e)
Company Charter	3.1
Company Disclosure Letter	Article III
Company Equity Awards	2.4(f)
Company Financial Advisor	3.21
Company Indemnification Agreement	5.12
Company Intellectual Property	8.12(f)
Company Intervening Event	5.2(d)
Company IT Systems	3.17(n)
Company Leases	3.19(c)
Company License Agreements	3.17(d)
Company Licensed-In Agreements	3.17(d)
Company Material Adverse Effect	8.12(g)
Company Material Contract	3.13(b)
Company Option	8.12(h)
Company Permits	3.1
Company Plan	8.12(i)
Company Preferred Stock	3.3(a)
Company Privacy Laws and Requirements	3.18(a)
Company Product	8.12(j)
Company RSU	8.12(k)
Company SEC Documents	3.6(a)
Company Share Value	8.12(l)
Company Stock Plans	8.12(m)

v

Company Stockholder Approval	3.4(b)
Company Stockholders Meeting	5.5(a)(i)
Company Subsidiaries	3.1
Company Superior Proposal	5.2(d)
Company Termination Fee	7.5(a)
Company UK Option	8.12(n)
Company UK Sub-Plans	8.12(o)
Company Voting Agreement	Recitals
Company Voting Debt	3.3(a)
Company’s Counsel	5.18(d)
Computing Services	8.12(p)
Confidentiality Agreement	8.12(q)
Consent	8.12(r)
Continuation Period	5.10(a)
Continuing Employee	5.10(a)
Contract	8.12(s)
Current Purchase Period	2.4(h)
DGCL	Recitals
Effect	8.12(jj)
Effective Time	1.3
Environmental Claim	8.12(t)
Environmental Laws	8.12(u)
ERISA	8.12(v)
ERISA Affiliate	3.10(e)
ESPP	8.12(w)
Exchange Act	8.12(x)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)(i)
Excluded Shares	2.1(a)(i)
FCPA	8.12(y)
Filed Company Contract	3.13(a)
Filed Company SEC Documents	Article III
Filed Parent Contracts	4.16(a)
Filed Parent SEC Documents	Article IV
Form S-4	5.4
GAAP	8.12(z)
Governmental Entity	8.12(aa)
Hazardous Materials	8.12(bb)
HSR Act	8.12(cc)
Indebtedness	8.12(dd)
Indemnified Parties	5.12
Intellectual Property Rights	8.12(ee)
Investor Antitrust Filing	5.6(a)
IRS	3.10(d)
Joint Proxy Statement/Prospectus	5.4
Judgment	8.12(ff)
Knowledge	8.12(gg)
Law	8.12(hh)
Leased Company Property	8.12(ii)
Liens	8.12(jj)

Material Adverse Effect	8.12(kk)
Merger	Recitals
Merger Consideration	2.1(a)(i)
Merger Sub	Preamble
NQDC Plan	3.10(c)
NYSE	8.12(ll)
Open Source Software	8.12(mm)
Owned Company Properties	8.12(nn)
Parent	Preamble
Parent Acquisition Proposal	5.3(d)
Parent Alternative Acquisition Agreement	5.3(e)
Parent Balance Sheet	4.5(c)
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Bylaws	4.1(a)
Parent Capital Stock	4.2(a)
Parent Change in Recommendation	5.3(e)
Parent Charter	4.1(a)
Parent Class A Common Stock	4.2(a)
Parent Class B Common Stock	4.2(a)
Parent Common Stock	8.12(nn)
Parent Disclosure Letter	Article IV
Parent Expenses	7.5(c)
Parent Financial Advisor	4.12
Parent IT Systems	4.17(n)
Parent Licensed-In Agreements	4.17(d)
Parent License Agreements	4.17(d)
Parent Intellectual Property	8.12(oo)
Parent Intervening Event	5.3(d)
Parent Material Adverse Effect	8.12(qq)
Parent Material Contract	4.16(b)
Parent Permits	4.1(a)
Parent Privacy Laws and Requirements	4.18(a)
Parent Preferred Stock	4.3(a)
Parent Product	8.12(pp)
Parent RSU	8.12(rr)
Parent SEC Documents	4.5(a)
Parent Share Issuance	4.3(a)
Parent Stock Option	8.12(ss)
Parent Stock Plans	8.12(tt)
Parent 401(k) Plan	8.12(uu)
Parent Stockholder Approval	4.3(b)
Parent Stockholders Meeting	4.3(a)
Parent Subsidiaries	4.1(a)
Parent Superior Proposal	5.3(d)
Parent Termination Fee	7.6(a)
Parent Voting Agreement	Recitals
Parent Voting Debt	4.2(b)
Parent’s Counsel	5.18(d)
Parties	Preamble
Payment	7.7(a)

Payor	7.7(a)
Permits	8.12(vv)
Permitted Liens	8.12(ww)
Person	8.12(xx)
Personal Information	8.12(yy)
Potential Backside Filer	5.6(a)
Principal Antitrust Consent	5.6(a)
Proceeding	5.12
Recipient	7.7(a)
Release	8.12(zz)
Representatives	5.2(a)
SEC	8.12(aaa)
Second Investor Antitrust Notice	5.6(a)
Securities Act	8.12(bbb)
Shares	Recitals
Software	8.12(ccc)
SOX	8.12(ddd)
Subsidiary	8.12(eee)
Surviving Company	1.1
Tax Authority	8.12(fff)
Tax Return	8.12(ggg)
Taxes	8.12(hhh)
Termination Date	7.2(a)
Uncertificated Shares	2.1(a)(ii)
WARN Act	3.11(e)
Willful Breach	7.7
Withholding Agent	2.2(h)

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (hereinafter referred to as this “Agreement”), dated as of October 15, 2018, among SendGrid, Inc., a Delaware corporation (the “Company”), Twilio Inc., a Delaware corporation (“Parent”), and Topaz Merger Subsidiary, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, in connection with the Merger, each outstanding share of common stock, par value $0.001 per share, of the Company (“Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled and each holder of Shares shall have the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (other than Shares to be cancelled in accordance with Section 2.1(a)(iii));

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and its stockholders;

WHEREAS, the Company Board has adopted resolutions approving this Agreement and the Merger, the execution of this Agreement and the consummation of the transactions contemplated hereby and declaring advisable and recommending that the Company’s stockholders approve and adopt this Agreement (the “Company Board Recommendation”) pursuant to the DGCL;

WHEREAS, the board of directors of Parent (the “Parent Board”) has adopted resolutions approving this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the Parent Share Issuance, and recommending that Parent’s stockholders vote to approve the Parent Share Issuance (the “Parent Board Recommendation”);

WHEREAS, the board of directors of Merger Sub, by resolutions duly adopted, has unanimously approved the Merger upon the terms and subject to the conditions set forth in this Agreement, has approved and declared advisable this Agreement, and has resolved to recommend to its sole stockholder the adoption of this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement be, and it is hereby, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into an agreement with Parent (the “Company Voting Agreement”) pursuant to which such stockholders have agreed, among other things, to vote the Shares it holds in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent have entered into an agreement with the Company (the “Parent Voting Agreement”) pursuant to which such stockholders have agreed, among other things, to vote to approve the Parent Share Issuance;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement and as a condition and inducement to the Parent Board that has determined that the Transactions are in the best interests of the Parent stockholders, certain stockholders of Parent have delivered the Parent Proxies, pursuant to which each such stockholder has appointed certain independent directors and executive officers of Parent as attorney and proxy to, among other things, vote the shares of Parent Class B Common Stock at the Parent Stockholders Meeting to approve the Parent Share Issuance; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I
THE MERGER; CLOSING; SURVIVING COMPANY

1.1                               The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2                               Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, as soon as reasonably practicable, and in no event later than two (2) Business Days following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).

1.3                               Effective Time. Upon the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed upon by the Parties in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

1.4                               The Certificate of Incorporation. Subject to Section 5.12(a), at the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth in Exhibit A hereto and as so amended and restated shall be the Certificate of Incorporation of the Surviving Company (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law.

1.5                               The Bylaws. Subject to Section 5.12(a), at the Effective Time, the bylaws of the Company shall be amended and restated to conform to the bylaws of Merger Sub (except that references to the name of Merger Sub shall be replaced with the name of the Company) (the “Bylaws”), and as so amended and restated shall be the Bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law.

1.6                               Directors of the Surviving Company. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws; provided, for the avoidance of doubt, that any such actions shall not affect the terms of any individual’s employment with the Company existing as of immediately prior to the Effective Time.

1.7                               Officers of the Surviving Company. The Parties shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

ARTICLE II
EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

2.1                               Effect on Capital Stock.

(a)                                 At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:

(i)                                     Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Merger Sub or Shares held in treasury, if any (each such Share, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be automatically converted into the right to receive 0.485 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Class A Common Stock, as adjusted pursuant to Section 2.3 (the “Merger Consideration”).

(ii)                                  At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Class A Common Stock payable pursuant to Section 2.2(e), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2, in the case of certificated Shares, and upon receipt by the Exchange Agent of an “agent’s message” in customary form in accordance with Section 2.2(i) in the case of Uncertificated Shares.

(iii)                               Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b)                                 Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Company, and such converted shares shall constitute the only outstanding shares of capital stock of the Surviving Company.

2.2                               Exchange of Certificates.

(a)                                 Exchange Agent and Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Uncertificated Shares and shall obtain no rights or interests in the shares represented thereby. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of shares of Parent Class A Common Stock issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Merger Consideration (excluding any cash in lieu of fractional shares payable pursuant to Section 2.2(e)), and (ii) cash in immediately available funds in an amount sufficient to pay any dividends under Section 2.2(c) and an amount of cash in lieu of fractional shares payable pursuant to Section 2.2(e) (such evidence of book-entry shares of Parent Class A Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Shares. In the event the Exchange Fund shall be insufficient to pay any dividends under Section 2.2(c), Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, any amounts payable in respect of dividends or other distributions on shares of Parent Class A Common Stock in accordance with Section 2.2(c) out of the Exchange Fund and any amount of cash in lieu of fractional shares payable pursuant to Section 2.2(e) in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Uncertificated Shares entitled to receive such amounts pursuant to this Article II. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall be paid to the Surviving Company no later than one (1) year after the Effective Time.

(b)                                 Exchange Procedures. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Exchange Agent shall mail to each holder of record of Shares represented by a Certificate (other than holders of Excluded Shares) or Uncertificated Shares (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares (including instructions for sending an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request)) to the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(g)) to the Exchange Agent in accordance with the terms of such letter of transmittal or with respect to Uncertificated Shares, receipt of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request) by the Exchange Agent, the holder of such Certificate or Uncertificated Share shall be entitled to receive in exchange therefor cash amounts and one or more shares of Parent Class A Common Stock which shall represent, in the aggregate, the whole number of shares of Parent Class A Common Stock that such holder has the right to receive pursuant to Section 2.1(a), less any required Tax withholdings as provided in Section 2.2(h). The Certificate or Uncertificated Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Uncertificated Share. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash amounts and the shares of Parent Class A Common Stock to be paid and exchanged upon due surrender of the Certificate or Uncertificated Share pursuant to Section 2.1(a) may be paid and issued to such transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c)                                  Distributions with Respect to Unexchanged Shares. All shares of Parent Class A Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Class A Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Class A Common Stock issuable in the Merger. No dividends or other distributions in respect of the Parent Class A Common Stock issued pursuant to the Merger shall be paid to any holder of any unsurrendered Certificate or Uncertificated Share until such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) or Uncertificated Share, there shall be issued and/or paid to the holder of the whole shares of Parent Class A Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Class A Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Class A Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.

(d)                                 Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e)                                  Fractional Shares. No certificate or scrip representing fractional shares of Parent Class A Common Stock shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. The Exchange Agent, acting as agent for the holders of Shares otherwise entitled to receive fractional shares of Parent Class A Common Stock, will aggregate all fractional shares of Parent Class A Common Stock that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of such holders. Notwithstanding any other provision of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Parent Class A Common Stock shall receive, in lieu thereof, cash, rounded to the nearest whole cent and without interest, in an amount equal to the product of such fraction multiplied by the closing price of a share of Parent Class A Common Stock on the trading day immediately preceding the Closing Date, less any applicable transfer Taxes.

(f)                                   Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent for delivery of any shares of Parent Class A Common Stock and payment of cash in lieu of fractional shares and any dividends and other distributions in respect of the Parent Class A Common Stock to be issued or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(g)) or Uncertificated Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(g)                                  Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash in lieu of fractional shares, shares of Parent Class A Common Stock and any dividends and other distributions in respect of the Parent Class A Common Stock that would have been issuable or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.2(h)) had such lost, stolen or destroyed Certificate been surrendered.

(h)                                 Withholding Rights. Each of Parent, the Surviving Company and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by the applicable Withholding Agent, such deducted or withheld amounts (i) shall be timely remitted by such Withholding Agent, to the applicable Governmental Entity in accordance with applicable Law and (ii) to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by such Withholding Agent.

(i)                                     Uncertificated Shares. Any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Class A Common Stock payable pursuant to Section 2.2(e) that such holder is entitled to receive pursuant to this Article II in respect of such Uncertificated Shares. In lieu thereof, each registered holder of one or more Uncertificated Shares whose Shares were converted into the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Class A Common Stock payable pursuant to Section 2.2(e), shall, upon receipt by the Exchange Agent of an

“agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and the Surviving Company shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time, the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Parent Class A Common Stock payable pursuant to Section 2.2(e) for each Uncertificated Share, and the Uncertificated Shares of such holder shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to a holder of Uncertificated Shares.

2.3                               Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for any such Parent Class A Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

2.4                               Treatment of Equity Awards and ESPP.

(a)                                 At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (other than a Company Option covered by Section 2.4(b) and Section 2.4(c)) shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire Shares and shall be assumed and converted automatically into an option to purchase the number of shares of Parent Class A Common Stock (each, an “Adjusted Option”) equal to the product obtained by multiplying (i) the number of Shares subject to the Company Option immediately prior to the Effective Time, by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option shall have an exercise price per share of Parent Class A Common Stock equal to (x) the per share exercise price for Shares subject to the corresponding Company Option immediately prior to the Effective Time, divided by (y) the Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Stock Plans and the agreements evidencing grants thereunder, including vesting terms.

(b)                                 On the Business Day immediately following Closing, each Company UK Option that is outstanding and unexercised immediately prior to the Effective Time (other than a Company UK Option covered by Section 2.4(c)) shall, provided the holder thereof has so agreed on or prior to the Business Day prior to the Closing Date (absent which agreement, such Company UK Option shall lapse as of immediately prior to the Effective Time), cease to represent a right to acquire the Shares and shall be assumed and converted automatically into an Adjusted Option on the terms set forth in Section 2.4(a) above. The Company and Parent shall take commercially reasonable efforts to ensure that any replacement of a Company UK Option hereunder shall satisfy paragraph 27 of Schedule 4 to the UK Income Tax (Earnings and Pensions) Act 2003.

(c)                                  At the Effective Time, each unvested Company Option held by any former employee or former service provider of the Company or a Company Subsidiary that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled without the payment of any consideration and each vested Company Option held by any former employee or former service provider of the Company or a Company Subsidiary that is outstanding and unexercised as of immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into a right to receive the number of shares of Parent Class A Common Stock equal to (i) the number of Shares subject to the Company Option immediately prior to the Effective Time multiplied by the excess, if any, of (x) the Company Share Value over (y) the per share exercise for Shares subject to the corresponding Company Option immediately prior to the Effective Time, divided by (ii) the Company Share Value multiplied by (iii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(d)                                 At the Effective Time, each Company RSU (other than a Company RSU covered by Section 2.4(e)) that is outstanding immediately prior to the Effective Time, whether or not vested or issuable, shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed and converted automatically into a restricted stock unit with respect to a number of shares of Parent Class A Common Stock (each, an “Assumed RSU”) equal to the product obtained by multiplying (i) the total number of Shares subject to the Company RSU immediately prior to the Effective Time by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Assumed RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Stock Plans and the agreements evidencing grants thereunder, including vesting terms.

(e)                                  At the Effective Time, each Company RSU held by a current or former non-employee director of the Company shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into a right to receive the number of shares of Parent Class A Common Stock equal to (i) the number of Shares subject to the Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(f)                                   Further Action. At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of the Company RSUs and Company Options (collectively, the “Company Equity Awards”) set forth in this Section 2.4. At the Effective Time, Parent (A) shall assume the Company Equity Awards in accordance with the terms of this Section 2.4 and (B) may, in its sole discretion, assume sponsorship of the Company Stock Plans, provided that references to the Company in the Company Stock Plans and award agreements for the Company Equity Awards shall thereupon be deemed references to Parent and references to Shares therein shall be deemed references to Parent Class A Common Stock with appropriate equitable adjustments to reflect the transactions contemplated by this Agreement.

(g)                                  As soon as practicable following the Effective Time (but no later than five (5) Business Days following the Effective Time), Parent shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of Parent Class A Common Stock necessary to fulfill Parent’s obligations under this Section 2.4 and use its commercially reasonable efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Class A Common Stock for delivery with respect to the Company Equity Awards assumed by it in accordance with this Section 2.4.

(h)                                 As soon as practicable following the date hereof, the Company shall take all actions with respect to the ESPP to provide that with respect to any offering periods in effect as of the date hereof (the “Current Purchase Period”), (i) no employee who is not a participant in the ESPP as of the date hereof may become a participant in the ESPP and (ii) each individual participating in the Current Purchase Period in progress on the date of this Agreement shall not be permitted to increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect immediately prior to the date of this Agreement, except as may be required by applicable Law. In addition, (A) the Current Purchase Period will end on March 4, 2019; provided that if the Effective Time is prior to March 4,

2019, the Company will end the Current Purchase Period on a specified trading day occurring at least ten (10) days prior to the date on which the Effective Date is expected to occur; (B) there will be no offering periods following the Current Purchase Period and (C) in all events, the Company shall terminate the ESPP prior to the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 2.4(h).

2.5                               No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of the Shares in connection with the Merger or any other transaction contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as set forth in the statements contained in this Article III except as set forth in the Company SEC Documents filed and publicly available after November 14, 2017 but prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or in the disclosure letter delivered by the Company to Parent at or before the execution and delivery of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.

3.1                               Organization, Good Standing and Qualification. Each of the Company and each of the Company’s Subsidiaries (such Subsidiaries of the Company, the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company, dated as of November 17, 2017 (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement, dated as of November 17, 2017 (the “Company Bylaws”), in each case as in effect on the date of this Agreement.

3.2                               Company Subsidiaries.

(a)                                 All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries and (ii) any shares of capital stock, voting securities or equity interests in any other entity which interests are owned by the Company or any Company Subsidiary have been validly issued and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all material Liens (other than Permitted Liens) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests, except for restrictions imposed by applicable securities laws. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries.

(b)                                 Except as set forth on Section 3.2(b) of the Company Disclosure Letter, and except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

3.3                               Capital Structure.

(a)                                 The authorized capital stock of the Company consists of 250,000,000 Shares and 10,000,000 shares of preferred stock, par value $0.001 (the “Company Preferred Stock” and, together with the Shares, the “Company Capital Stock”). At the close of business on October 10, 2018, (i) 47,088,791 Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no Shares were held by the Company in its treasury, (iv) 14,178,734  Shares were reserved and available for issuance pursuant to the Company Stock Plans, including (A) 931,635 Shares issuable upon vesting or settlement of outstanding Company RSUs (whether or not vested and whether or not granted under the Company Stock Plans) and (B) 7,629,528 Shares issuable upon exercise of outstanding Company Options (whether or not vested and whether or not granted under the Company Stock Plans), (v) 1,213,589 Shares were reserved for issuance pursuant to the ESPP, and (vi) approximately 102,658 Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming the closing price per Share as reported on the purchase date for the Current Purchase Period is equal to the closing price per Share on October 10, 2018 and employee contributions continue until such purchase date at the levels in place as of the date immediately preceding the date of this Agreement). Except as set forth in this Section 3.3(a), at the close of business on October 10, 2018, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on October 10, 2018 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Shares upon the vesting or settlement of Company RSUs and the issuance of Shares upon the exercise of Company Options, in each case, outstanding at the close of business on October 10, 2018 and in accordance with their terms in effect at such time.

(b)                                 The Company has delivered or made available to Parent copies of all Company Stock Plans covering the Company Options and Company RSUs outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options, and the restricted stock unit agreements evidencing such Company RSUs. The Company has delivered or made available to Parent copies of the ESPP and applicable offering documents. All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise, settlement or vesting of the Company Options or Company RSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws, any Contract to which the Company is a party or otherwise bound, or by applicable Law. Except as set forth above in this Section 3.3 there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the capital stock of the Company or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Other than (1) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (2) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (collectively, “Company Voting Debt”). Other than as contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any of the Company’s stockholders is a party to (i) any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company or (ii) any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c)                                  No Subsidiary of the Company owns any Shares.

(d)                                 Neither the Company nor any Company Subsidiary or associates (as defined in Section 203 of the DGCL) owns, or has owned at any time within the past three (3) years, any shares of Parent Common Stock.

3.4                               Corporate Authority and Approval.

(a)                                 The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. On or prior to the date of this Agreement, the Company Board adopted resolutions, by vote at a meeting duly called, and in support of the Company Board Recommendation and directing that this Agreement be submitted to the Company’s stockholders for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b)                                 Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares with respect to the Merger (the “Company Stockholder Approval”) and the satisfaction of the requirement under the Exchange Act for the Company stockholders to approve or disapprove, on an advisory basis, the Merger-related compensation of the Company’s named executive officers, no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

(c)                                  Assuming the accuracy of the representations set forth in Section 4.2(d), prior to the date of this Agreement, the Company and the Company Board have taken all action necessary to exempt each of the execution and delivery of this Agreement, the Company Voting Agreement and the transactions contemplated hereby under or thereunder, or make not subject, to (i) the provisions of Section 203 of the DGCL, (ii) any other applicable “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation or (iii) any provision of the organizational documents of the Company and the Company Subsidiaries that would require any corporate approval other than that otherwise required by the DGCL or other applicable state Law. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

3.5                               No Conflicts; Consents.

(a)                                 Except as set forth on Section 3.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of any provision of, the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of any Company Material Contract or any material Company Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 3.5(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

(b)                                 Except as set forth on Section 3.5(b) of the Company Disclosure Letter, to the Knowledge of the Company, no Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by, or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this

Agreement or its performance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than (i) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Form S-4, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the transactions contemplated hereby, (ii) compliance with and filings under the HSR Act and any other applicable Antitrust Laws, (iii) receipt of the Company Stockholder Approval, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company are qualified to do business, (v) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Class A Common Stock to be issued as the Merger Consideration, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the shares of Parent Class A Common Stock to be issued as the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

3.6                               Company SEC Documents; Financial Statements; No Undisclosed Liabilities.

(a)                                 The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since November 14, 2017 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Company SEC Documents”).

(b)                                 Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)                                  Except (i) as reflected or reserved against in the Company’s consolidated unaudited balance sheet as of June 30, 2018 (or the notes thereto) (the “Company Balance Sheet”) as included in the Company SEC Documents, (ii) for liabilities and obligations incurred since June 30, 2018 in the ordinary course of business and (iii) for liabilities and obligations incurred not in violation of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 3.6, the term “liabilities” shall not include liabilities or obligations of the Company or any Company Subsidiary to perform under or comply with any applicable Law, action, Judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Company or any Company Subsidiary with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

3.7                               Internal Controls and Procedures.

(a)                                 Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(b)                                 The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(c)                                  The Company is, and since November 14, 2017 has been, in compliance in all material respects with the applicable listing and corporate governance rules and requirements of the NYSE.

(d)                                 The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)                                  Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements.

3.8                               Absence of Certain Changes. From January 1, 2018 to the date of this Agreement, there has not occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted the business of the Company and the Company Subsidiaries in the ordinary course of business in all material respects. From June 30, 2018 to the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, there have not been any actions taken that are restricted pursuant to Section 5.1(a)(i) through (xviii) (if taken after the date of this Agreement without the prior written consent of Parent) and would constitute a violation of Section 5.1(a).

3.9                               Litigation and Liabilities. As of the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that (a) involves an amount in controversy in excess of $250,000 or (b) seeks specific performance or injunctive relief that would be material to the Company or any of its Subsidiaries. As of the date of this Agreement, there is no Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.10                        Benefits Matters; ERISA Compliance.

(a)                                 Section 3.10(a) of the Company Disclosure Letter sets forth a true, complete and correct list of each material Company Plan.

(b)                                 True and complete copies of the following documents, with respect to each material Company Plan, where applicable, have been provided or made available to Parent on or prior to the date of this Agreement (other than option notices and grant agreements made on forms provided or made available to Parent and other than at-will employment offer letters entered into on forms provided or made available to Parent): (i) all documents governing such Company Plan (or, if unwritten, a written summary thereof), and all amendments thereto, and to the extent applicable, any related trust or other funding vehicle, (ii) the most recent determination letter or opinion letter received from or issued by the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code, (iii) the most recently filed IRS Form 5500, (iv) the most recent actuarial valuation report, (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto, and (vi) all non-routine correspondence to and from any Governmental Entity.

(c)                                  All Company Plans are, and have been operated and administered, in compliance with their terms and applicable Laws (including, if applicable, ERISA and the Code), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in all material respects in compliance with Section 409A of the Code and applicable guidance thereunder and no payment to be made under any Company Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(d)                                 Each Company Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service (the “IRS”) and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Each non-U.S.

Company Plan, to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval.

(e)                                  Neither the Company nor any Company Subsidiary nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”) has, within the past six (6) years, maintained or contributed to, or has, within the past six (6) years, been obligated to maintain or contribute to (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)                                   There are no pending or, to the Knowledge of the Company, threatened proceedings relating to the Company Plans or to any fiduciary or service provider thereof in connection with such fiduciary’s or service provider’s provision of services to the Company Plans.

(g)                                  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could reasonably be expected to, either alone or in combination with any other event, (i) result in any material payment becoming due to any employee, officer, director or other service provider of the Company or any Company Subsidiary, (ii) materially increase the amount or value of any compensation or benefits under any Company Plan or otherwise payable to any employee, officer, director or other service provider of the Company or any Company Subsidiary, (iii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits, (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code and whether or not such payment is considered to be reasonable compensation for service rendered) becoming due to any current or former employee, officer, director or other service provider of the Company or any Company Subsidiary or (v) limit the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, officer, director or other service provider of the Company or any Company Subsidiary for any excise or additional tax, interest or penalties incurred by such individual under Section 4999 or Section 409A of the Code.

(h)                                 Neither the Company nor any ERISA Affiliate provides, is required to provide, or has promised to provide, any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code or analogous Laws.

3.11                        Labor Matters.

(a)                                 Except as set forth on Section 3.11(a) of the Company Disclosure Letter, as of the date of this Agreement, all employees of the Company and the Company Subsidiaries are employed on an at will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all.

(b)                                 The Company and the Company Subsidiaries are, and since January 1, 2015 have been, in compliance in all material respects with all applicable Laws related to labor, employment and/or employees, including but not limited to wages and other compensation, overtime, meal and rest break requirements, classification of employees and independent contractors under federal, state and foreign Laws, hours of work, leaves of absence, equal opportunity, discrimination, harassment, immigration, occupational health and safety, workers’ compensation, background checks, hiring, pre-employment tests, affirmative action, equal pay and restrictive covenants. There are no, and since January 1, 2015 there have not been any, litigations charges, investigations, administrative proceedings, governmental audits, governmental investigations, arbitrations, mediation, or formal complaints related to labor or employment matters (including the matters listed in the foregoing sentence), including any such proceedings threatened (to the extent of the Knowledge of the Company) or pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Entity, against or involving the Company or any Company Subsidiary brought by or otherwise pertaining to any Company (or Company Subsidiary) employee or independent contractor.

(c)                                  The Company and the Company Subsidiaries have, since January 1, 2015, (i) properly classified their U.S.-based employees as exempt or nonexempt under federal, state and foreign Laws in all material respects and (ii) properly classified their U.S.-based independent contractors as independent contractors under all applicable Laws in all material respects.

(d)                                 As of the date of this Agreement, Section 3.11(d) of the Company Disclosure Letter sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees or independent contractors of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. As of the date of this Agreement, there are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of the Company or any of the Company Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no written grievances or written complaints by represented employees of the Company or its Subsidiaries and, to the Knowledge of the Company, no such grievances or complaints are threatened, in each case, that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)                                  The Company is in full compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101) and any applicable state Laws or other legal requirements regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Entity, except as, in each instance, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No reduction in the notification period under the WARN Act is being relied upon by the Company. No more than five Company employees have experienced an “employment loss,” as defined in the WARN Act, in the past 90 days.

(f)                                   To the Knowledge of the Company, in the last three (3) years, no allegations or reports of sexual harassment have been made to the Company against an employee or independent contractor of the Company.

(g)                                  Except as set forth on Section 3.11(g) of the Company Disclosure Letter, in the past 12 months prior to the date of this Agreement (i) no officer or key employee’s employment with the Company (or Company Subsidiary) has been terminated for any reason and (ii) to the Knowledge of the Company, no officer or key employee, or group of employees, has expressed any plans to terminate his, her or its employment or service arrangement with the Company.

3.12                        Compliance with Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2016 have been, in compliance with all applicable Laws and material Company Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no, and since January 1, 2016, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of the Company, threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or the Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit.

3.13                        Contracts.

(a)                                 Except for this Agreement and the Company Voting Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”), as determined as of the date of this Agreement, that has not been so filed.

(b)                                 Section 3.13(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of (i) each Contract to which the Company or any of the Company Subsidiaries is a party that (A) restricts the ability of the Company or the Company Subsidiaries to compete in any business or with any Person in any geographical area in a manner that is material to the Company and the Company Subsidiaries, taken as a whole, (B) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party in a manner that is material to the Company and the Company Subsidiaries, taken as a whole, (C) provides for “exclusivity” or any similar requirement in favor of any third party in a manner that is material to the Company and the Company Subsidiaries, taken as a whole, or (D) would require disclosure under Item 404 of SEC Regulation S-K, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred, other than any such agreement for capital expenditures in the ordinary course of business or between or among the Company and the wholly owned Company Subsidiaries, (iii) each Company Lease, (iv) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to the Company and the Company Subsidiaries, taken as a whole, (v) each Company License Agreement, (vi) each Contract under which the Company or any Company Subsidiary provides an express covenant not to sue for infringement of Intellectual Property Rights, and (vii) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing material liability or material obligation of the Company or any Company Subsidiaries) or calls for aggregate payments or receipts by the Company and its Subsidiaries of more than $500,000 over the remaining term of such Contract. Each agreement, Contract, understanding or undertaking of the type described in this Section 3.13(b) and each Filed Company Contract is referred to herein as a “Company Material Contract”.

(c)                                  Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception, (ii) each such Company Material Contract is in full force and effect and (iii) none of Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, other than, in the case of clauses (i) and (ii), any Contract that is terminable by any party thereto without penalty (other than payments for services rendered or goods delivered as of the date of such termination and payments for reasonable wind-down costs) on 90 days’ or less notice.

3.14                        Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)                                 the Company and the Company Subsidiaries are, and since January 1, 2016, have been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required pursuant to any Environmental Law;

(b)                                 there are no Environmental Claims pending against or, to the Knowledge of the Company, threatened against or affecting, the Company or any of the Company Subsidiaries;

(c)                                  except as set forth on Section 3.14(c) of the Company Disclosure Letter, to the Knowledge of the Company, there has been no Release of, or exposure to, any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company; and

(d)                                 the Company and the Company Subsidiaries have made available to Parent true and complete copies of all Phase I Environmental Site Assessments with respect to the Company and Company Subsidiaries, the Company Properties or real property formerly owned, leased or operated by the Company or any of the Company Subsidiaries, to the extent such documentation is in the Company’s or any of the Company Subsidiaries’ possession, custody or control.

3.15                        Taxes.

(a)                                 The Company and the Company Subsidiaries have filed all income and other material Tax Returns that are or have been required to be filed by them (taking into account any extensions of time granted or obtained), and all such Tax Returns were true, correct and complete in all material respects. There are no federal, state, county, local or foreign Taxes due and payable by the Company or any Company Subsidiary that have not been paid.  None of the Company or the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions of time granted or obtained in the ordinary course of business. There are no Liens against any of the assets of the Company or any Company Subsidiary other than liens for

Taxes not yet due and delinquent. No written claim has ever been received by the Company or any Company Subsidiary in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction which claim has not been resolved.

(b)                                 The Company Balance Sheet reflects all Liability for material unpaid Taxes of the Company and/or any Company Subsidiary for periods (or portions of periods) through the date of the Company Balance Sheet.

(c)                                  The Company and the Company Subsidiaries have duly withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)                                 There is no dispute, audit, investigation, proceeding or claim concerning any material Tax liability of the Company or any Company Subsidiary raised by any Governmental Entity in writing that remains unpaid, and none of the Company or Company Subsidiaries has received written notice of any threatened disputes, audits, inquiries, investigations, proceedings or claims relating to any material Taxes that has not been resolved in full.

(e)                                  None of the Company or any Company Subsidiary has agreed to any extension of any statute of limitations with respect to a Tax assessment or deficiency, in each case that is currently in effect (other than as a result of filing a Tax Return pursuant to an extension of time granted or obtained in the ordinary course of business).

(f)                                   There are no agreements relating to the indemnification, reimbursement, allocating or sharing of Taxes to which the Company or any Company Subsidiary is a party other than such agreements (i) exclusively between or among the Company and/or the Company Subsidiaries, or (ii) customary agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes.

(g)                                  None of the Company or the Company Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or a member of or participant in any group or fiscal unity within the meaning of any similar provision of Law other than the affiliated group of which the Company is the common parent or (ii) has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor of such Person, or otherwise pursuant to applicable Law

(h)                                 None of the Company or any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)                                     None of the Company or any Company Subsidiary has, or has had, any permanent establishment or other Taxable presence in any jurisdiction other than its jurisdiction of incorporation.

(j)                                    None of the Company Subsidiaries that is a foreign corporation for U.S. federal income Tax purposes that (i) will recognize a material amount of “subpart F income” within the meaning of Section 952 of the Code during a taxable year that includes but does not end on the Closing Date, (ii) has any “investments in United States property” as defined in Section 956 of the

Code or (iii) is or was required to include any material amount as “subpart F income” pursuant to Section 965(a) of the Code.

3.16                        Intended Tax Treatment. Neither the Company nor any Company Subsidiary has taken or agreed to take any action or has Knowledge of the existence of any fact that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.17                        Intellectual Property. Section 3.17 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all registrations and pending applications for Intellectual Property Rights and all material unregistered trademarks or service marks owned by, or exclusively licensed to, the Company and the Company Subsidiaries. All of the registered Intellectual Property Rights listed on or required to be listed on Section 3.17 of the Company Disclosure Letter are subsisting and, to the Knowledge of the Company, valid and enforceable (other than applications related thereto). Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect (other than with respect to Section 3.17(a)):

(a)                                 All registrations and pending applications for Intellectual Property Rights owned by the Company and the Company Subsidiaries have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned except in the ordinary course or based on the reasonable business judgment of the Company or the Company Subsidiaries;

(b)                                 The Company and the Company Subsidiaries exclusively own all Company Intellectual Property Rights that they purport to own, free and clear of all Liens except for Permitted Liens, and own, or are validly licensed or otherwise have the right to use, all other Company Intellectual Property, and the Company and Company Subsidiaries have taken commercially reasonable actions to protect and preserve the Owned Intellectual Property; provided, however, the foregoing shall not be construed as a representation of non-infringement;

(c)                                  As of the date of this Agreement, no actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened (i) that allege that the Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating any Person’s Intellectual Property Rights or (ii) challenging the use, ownership, validity, or enforceability of any Intellectual Property Rights owned (or purported to be owned) by the Company or any of the Company Subsidiaries;

(d)                                 Section 3.17(d) of the Company Disclosure Letter sets forth a list of all agreements: (i) under which the Company or any Company Subsidiary licenses or otherwise obtains from a third party Intellectual Property Rights that are used by the Company or such Company Subsidiary in the conduct of its business as currently conducted or receives any Computing Services (in each case, other than Commercial Software and Services) (such agreements being referred to as “Company Licensed-In Agreements”) (other than (a) agreements with employees and contractors of the Company entered into on the Company’s standard form of employee proprietary information and invention assignment agreement or consulting agreement, (b) Commercial Software and Services and (c) such licenses set forth on Section 3.17(k) of the Company Disclosure Letter) and (ii) under which the Company or any Company Subsidiary grants rights to access or otherwise exploit any Company Intellectual Property or provides any Computing Services (other than non-exclusive licenses of Company’s products or services pursuant to the Company’s standard forms of agreement without any material deviation therefrom and in the ordinary course of business) (together with the Company Licensed-In Agreements, the “Company License Agreements”). Each Company License Agreement is in full force and effect and will continue to be in full force and effect immediately following the execution and delivery of this Agreement. Neither the Company nor any Company Subsidiary is in breach of any material provision of any Company License Agreement and, to the Knowledge of the Company, no counterparty is in breach of any Company License Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect;

(e)                                  Except as set forth on Section 3.17(e) of the Company Disclosure Letter, neither the operation by the Company or any Company Subsidiary of its business as currently conducted, nor any activity of the Company or any Company Subsidiary has, during the four (4) years prior to the date of this Agreement, infringed or misappropriated, or currently infringes or misappropriates any Intellectual Property Right of any Person. Except as set forth on Section 3.17(e) of the Company Disclosure Letter, during the four (4) years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice or claim asserting that any such infringement or misappropriation has or may have occurred, including any communication suggesting or offering that the Company or any Company Subsidiary obtain a license to any Intellectual Property Rights of another Person, wherein such communication implies or suggests that the Company or any Company Subsidiary, or any of their respective customers, has been or is infringing, misappropriating, violating or making unlawful use of any such Intellectual Property Rights;

(f)                                   To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating (or has, during the four (4) years prior to the date of this Agreement, infringed, misappropriated or otherwise violated) any Company Intellectual Property that is owned or purported to be owned by the Company or any Company Subsidiary (“Owned Intellectual Property”) and neither the Company nor any Company Subsidiary has made any such claims against any Person;

(g)                                  Each of the Company and the Company Subsidiaries has taken reasonable security measures to protect the confidentiality of all trade secrets and material confidential information owned or held by the Company or any Company Subsidiary and no such trade secrets or material confidential information have been disclosed by the Company or any Company Subsidiary to any Person, or have been authorized by the Company or any Company Subsidiary to be disclosed to or accessed by, or, to the Knowledge of the Company, actually disclosed to or accessed by, any Person, in each case, other than pursuant to valid and enforceable written non-disclosure agreements restricting the disclosure and use thereof and, to the Knowledge of the Company, no Person is in breach of any such agreement;

(h)                                 No prior or current employee or officer or any prior or current consultant or contractor of the Company or any of the Company Subsidiaries has asserted in writing or, to the Knowledge of the Company, has any ownership in any Owned Intellectual Property;

(i)                                     The Company and the Company Subsidiaries have entered into written agreements with all past and current employees, independent contractors and consultants who have developed any Company Product, Intellectual Property Rights, or material marketing or advertising materials for the Company and the Company Subsidiaries, pursuant to which each such Person has presently assigned to Company or a Company Subsidiary all such Person’s right, title, and interest in and to all Company Products, Intellectual Property Rights, or material marketing or advertising materials created or developed for the Company or the Company Subsidiary in the course of such Person’s employment or engagement thereby;

(j)                                    Except as set forth in Section 3.17(j) of the Company Disclosure Letter, no funding, facilities, personnel, consultants or contractors of any Governmental Entity or any university, college, other educational institution or research center were used in the development of any Owned

Intellectual Property where, as a result thereof, the Governmental Entity, university, college, other educational institution or research center has any rights in such Intellectual Property Rights.

(k)                                 Except as set forth in Section 3.17(k) of the Company Disclosure Letter, no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Company Product. In the case of all Open Source Software listed on or required to be listed on Section 3.17(k) of the Company Disclosure Letter, such Open Source Software has not been used in a manner that subjects any Software or documentation owned or purported to be owned by the Company or any Company Subsidiary to any obligation to be made available, disclosed or contributed to the public (including the open source community) without charge (except for fees for transferring a copy of Software, fees for related services, or similar fees permitted by Open Source Software licenses). Neither the Company nor any Company Subsidiary is in breach of any of the material terms or conditions of any license to any Open Source Software;

(l)                                     Neither the Company nor any Company Subsidiary has (i) granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Company Products, or (ii) provided or disclosed any source code of any Company Product to any person or entity, other than employees and contractors who need access to such source code in order to perform their obligations for the Company and/or any Company Subsidiary.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any material Software owned by Company or any Company Subsidiary to any third party;

(m)                             Except to the extent covered by reserves for product or service warranty claims reflected or reserved against in the Company Balance Sheet, each Company Product performs substantially in accordance with its documented specifications and as the Company and each Company Subsidiary has warranted to its customers;

(n)                                 The computer Software, systems, servers, network equipment and other information technology systems (including Computing Services) owned, leased, licensed or subscribed to by the Company or any Company Subsidiaries (“Company IT Systems”) are reasonably sufficient for the conduct and operation of their businesses as presently conducted and each of the Company and the Company Subsidiaries has taken reasonable measures to maintain the performance, security and integrity of the Company IT Systems;

(o)                                 To the Knowledge of Company, the Company IT Systems do not contain any malicious code: (i) that is intended to materially disrupt, disable, harm or adversely affect the functionality of the Company IT Systems; (ii) that is intended to damage or destroy any data or file or send information to Company, the Company Subsidiaries, or any third party without the user’s, Company’s or one of Company’s Subsidiaries’ consent or (iii) that is intended to enable or assist any Person to access without authorization any Company IT Systems. The Company and all Company Subsidiaries use industry standard methods to prevent and detect and subsequently correct or remove such malicious code;

(p)                                 To the Knowledge of the Company, since January 1, 2018, there has been no failure or unauthorized access to or use of any Company IT Systems;

(q)                                 Each of the Company and the Company Subsidiaries has reasonable back-up and disaster recovery arrangements in the event of a failure of the Company IT Systems that are, at a minimum, in accordance with standard industry practice and, to the Knowledge of the Company, there has not been any material malfunction, failure or security breach with respect to any of the Company IT Systems or any material Software owned by Company or any Company Subsidiary within the twelve (12) months prior to the date of this Agreement; and

(r)                                    The consummation of the Merger will not directly result in (i) a Lien (other than Permitted Liens) on, or the loss or impairment of the Company’s or any Company Subsidiary’s right to own or use, any Intellectual Property Rights or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.

3.18                        Privacy and Data Security.

(a)                                 The Company and the Company Subsidiaries comply, and have since January 1, 2015, complied, in all material respects, with all (A) applicable laws, statutes, directives, rules and regulations, (B) contractual obligations (including, but not limited to, those with identified customers), (C) internal and public-facing privacy, data handling and/or security policies of the Company and the Company Subsidiaries, (D) public statements that the Company and the Company Subsidiaries have made regarding their respective privacy, data handling  and/or data security policies or practices, (E) the Payment Card Industry — Data Security Standards and (F) rules of applicable self-regulatory organizations to which the Company and the Company Subsidiaries purport to be bound, relating to (x) the privacy of users of any web properties, products and/or services of the Company and the Company Subsidiaries; (y) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Personal Information collected or used by the Company and the Company Subsidiaries and/or by third parties having access to such information; and (z) the transmission of marketing and/or commercial messages through email ((A) through (E) collectively, “Company Privacy Laws and Requirements”).  The execution, delivery and performance of this Agreement by the Company and the Company Subsidiaries complies in all material respects with all Company Privacy Laws and Requirements.

(b)                                 The Company maintains privacy policies that describe the Company’s and the Company Subsidiaries’ policies with respect to the collection, use, storage, retention, disclosure, transfer, disposal or other processing of Personal Information. True and correct copies of such privacy policies have been made available to Parent or its Representatives.  To the Knowledge of the Company, each such privacy policy has, since January 1, 2015, included all information and made all disclosures to users or customers required by all Company Privacy Laws and Requirements, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate in any material respect, misleading or deceptive or in violation of any Company Privacy Laws and Requirements.

(c)                                  To the Knowledge of the Company, there is no written complaint to, or any audit, formal proceeding, or suit currently pending against, the Company and the Company Subsidiaries by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Entity, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Personal Information, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.  The Company and the Company Subsidiaries have, since January 1, 2015, taken commercially reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) designed to protect Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(d)                                 To the extent that Company or any Company Subsidiary transfers Personal Information collected from natural persons outside of the United States, Company has implemented mechanisms to comply in all material respects with applicable Company Privacy Laws and Requirements.

(e)                                  The Company and the Company Subsidiaries have established and are in material compliance with a written information security program that:  (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of Personal Information; and (ii) is designed to protect against unauthorized access to the Company IT Systems or Personal Information and the systems of any third party service providers that have access to Company IT Systems and/or Personal Information. Except as set forth in Section 3.18(e) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries have, since January 1, 2015, suffered any material loss, damage, or unauthorized access, disclosure, use or breach of security with respect to any Personal Information in the control or possession of the Company or any Company Subsidiary.

3.19                        Insurance; Properties.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each insurance policy of the Company or any Company Subsidiary is in full force and effect (except for any expiration thereof in accordance with its terms), (ii) neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, (iii) there is no claim by the Company or any of the Company Subsidiaries pending under any such policies that to the Knowledge of the Company, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice.

(b)                                 Neither the Company nor any of the Company Subsidiaries owns any real property or any interest in real property.

(c)                                  Section 3.19(c)(i) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of all written Company Leases (or a written description of any oral Company Leases) for all of the parcels of Leased Company Property. The Company and each of the Company Subsidiaries holds valid and existing leaseholder interest in the Leased Company Property and has complied in all material respects with the terms of all leases, subleases and licenses entitling it to the use or occupancy of real property owned by third parties where the Company or any of its Subsidiaries holds an interest as tenant, subtenant, licensee or other similar party and such real property is material to the business of the Company and its Subsidiaries, taken as a whole (the “Company Leases”), and all the Company Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Company Leases, except for (i) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of the Company’s and the Company Subsidiaries’ business as presently conducted and (ii) failures to have such possession of properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.19(c)(ii) of the Company Disclosure Letter, to the Company’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties (other than the Company or a

Company Subsidiary) the right of use or occupancy of any material portion of any premises subject to a Company Lease.

3.20                        Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of the Company’s stockholders and Parent’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein.

3.21                        Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company or the Company Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. Prior to the execution of this Agreement, the Company has furnished to Parent true and complete copies of all agreements between the Company or its Subsidiaries and the Company Financial Advisor relating to the transactions contemplated hereby.

3.22                        Opinion of Financial Advisor. As of the date of this Agreement, the Company Board has received the opinion of the Company Financial Advisor, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to holders of Shares. The Company shall, promptly following the execution of this Agreement by all Parties, furnish a copy of such written opinion to Parent solely for informational purposes (it being agreed that none of Parent or Merger Sub, nor any of their respective affiliates or Representatives, shall have the right to rely on such opinion).

3.23                        Certain Business Practices. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly (a) taken any action that would cause them to be in violation of any provision of the FCPA or other Anti-Corruption and Anti-Bribery Laws in other countries in which the Company and its Subsidiaries conduct business, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or similar unlawful payment in violation of the FCPA or other Anti-Corruption and Anti-Bribery Laws.

3.24                        No Other Representations and Warranties.

(a)                                 Except for the representations and warranties of Parent and Merger Sub contained in Article IV, the Company acknowledges that neither Parent nor Merger Sub is making or has made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. The Company is not relying and it has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV, including the Parent Disclosure Letter.  Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the transactions contemplated hereby and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent represents and warrants to the Company as set forth in the statements contained in this Article IV except as set forth in the Parent SEC Documents filed and publicly available after January 1, 2017 but prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, other than historical facts included therein) or in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section of the Parent Disclosure Letter shall be deemed to qualify other sections in this Article IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.

4.1                               Organization, Good Standing and Qualification; Parent Subsidiaries.

(a)                                 Each of Parent, Merger Sub and each of Parent’s other Subsidiaries (such Subsidiaries of Parent, the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and the Parent Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company prior to execution of this Agreement, true and complete copies of the (a) certificate of incorporation of Parent (the “Parent Charter”), (b) the bylaws of Parent (the “Parent Bylaws”), (c) the certificate of incorporation of Merger Sub and (d) the bylaws of Merger Sub, in each case, as in effect as of the date of this Agreement.

(b)                                 Except as set forth on Section 4.1(b) of the Parent Disclosure Letter, (i) all the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Parent Subsidiaries and (ii) any shares of capital stock, voting securities or equity interests in any other entity which interests are owned by Parent or any Parent Subsidiary have been validly issued and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all material Liens (other than Permitted Liens) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests, except for restrictions imposed by applicable securities laws. Section 4.1(b) of Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Parent Subsidiaries.

(c)                                  Except as set forth on Section 4.1(c) of the Parent Disclosure Letter, and except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

4.2                               Capital Structure.

(a)                                 The authorized capital stock of Parent consists of 1,000,000,000 shares of Class A common stock, par value $0.001 per share (“Parent Class A Common Stock”), 100,000,000 shares of Class B common stock, par value $0.001 per share (“Parent Class B Common Stock”), and 100,000,000 shares of preferred stock, par value $0.001 per share, (the “Parent Preferred Stock” and, together with the Parent Class A Common Stock and Parent Class B Common Stock, the “Parent Capital Stock”). At the close of business on October 10, 2018, (i) 79,036,023 shares of Parent Class A Common Stock were issued and outstanding, (ii) 19,752,568 shares of Parent Class B Common Stock were issued and outstanding, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) no shares of Parent Class A Common Stock and 127,054 shares of Parent Class B Common Stock were held by Parent in its treasury, (v) 10,472,165 shares are issuable upon conversion of the Company’s 0.25% Convertible Senior Notes due 2023 issued pursuant to the Indenture in an initial aggregate principal amount of $550 million, (vi) 15,861,928 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, including (A) 8,520,036 shares of Parent Common Stock issuable upon the exercise of outstanding Parent Stock Options (whether or not presently exercisable) and (B) 7,341,892 shares of Parent Common Stock issuable upon vesting or settlement of outstanding Parent RSUs (whether or not vested), (vii) 3,216,460 shares Parent Common Stock were reserved for issuance pursuant to Parent’s 2016 Employee Stock Purchase Plan and (viii) approximately 124,698 shares of Parent Common Stock are estimated to be subject to outstanding purchase rights under Parent’s 2016 Employee Stock Purchase Plan (assuming the closing price per share as reported on the purchase date for the current purchase period is equal to or greater than the closing price per share on May 16, 2018 and employee contributions continue until such purchase date at the levels in place as of the date immediately preceding the date of this Agreement). Except as set forth in this Section 4.2(a), at the close of business on October 10, 2018, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on October 10, 2018 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Class A Common Stock upon the exercise of Parent Stock Options or upon the vesting or settlement of Parent RSUs, in each case, outstanding at the close of business on October 10, 2018 and in accordance with their terms in effect at such time.

(b)                                 All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of Parent Stock Options or Parent RSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws, any Contract to which Parent is a party or otherwise bound, or any applicable Law. The shares of Parent Class A Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound. Except as set forth above in this Section 4.2(b) or pursuant to the terms of this Agreement, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (y) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (z) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Other than (1) the acquisition by Parent of shares of Parent Class A Common Stock in connection with the surrender of shares of Parent Class A Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Class A Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (3) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote (collectively, “Parent Voting Debt”). Other than as contemplated by this Agreement, neither Parent nor any of the Parent Subsidiaries nor, to the Knowledge of Parent, any of Parent’s stockholders, is a party to any (i) voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent or (ii) agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.

(c)                                  No Parent Subsidiary owns any shares of Parent Common Stock.

(d)                                 Neither Parent nor any Parent Subsidiary or associates (as defined in Section 203 of the DGCL) owns, or has owned at any time within the past three (3) years, any Share.

4.3                               Corporate Authority and Approval.

(a)                                 Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject, with respect to Parent, to receipt of the Parent Stockholder Approval and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Parent Board has adopted resolutions, by vote at a meeting duly called (i) determining that the terms of this Agreement and the transactions contemplated hereby are advisable and in the best interests of Parent and its stockholders, (ii) approving the Merger and this Agreement and the transactions contemplated hereby, including, but not limited to, the issuance of shares of Parent Class A Common Stock pursuant to this Agreement (the “Parent Share Issuance”) and (iii) recommending that the stockholders of Parent approve the Parent Share Issuance in connection with the Merger and directing that the Parent Share Issuance be submitted to Parent’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Parent Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b)                                 Except for the approval of the Parent Share Issuance by the affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or by proxy and entitled to vote thereon, at the Parent Stockholders Meeting (such approval, the “Parent Stockholder Approval”), no other corporate proceedings on the part of Parent are necessary to authorize, adopt, or approve, as applicable, this Agreement or to consummate the transactions contemplated hereby (except for the filing of the appropriate merger documents as required by the DGCL). Parent and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent, in accordance with its terms except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception.

(c)                                  There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Parent or any of Parent Subsidiaries is subject, party or otherwise bound.

4.4                               No Conflicts; Consents.

(a)                                 Assuming compliance with the applicable provisions of the DGCL, the HSR Act, if applicable, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and the rules and regulations of NYSE, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of any provision of, the Parent Charter, the Parent Bylaws or the comparable charter or organizational documents of any Parent Subsidiary (assuming that the Parent Stockholder Approval is obtained and that Parent, in its capacity as sole stockholder of Merger Sub, adopts this Agreement), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of any Parent Material Contract or any material Parent Permit or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.5(b), any Judgment or Law, in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets (assuming that the Parent Stockholder Approval is obtained and that Parent, in its capacity as sole stockholder of Merger Sub, adopts this Agreement), other than, in the case of clauses (ii) or (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

(b)                                 To the Knowledge of Parent, no Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than (i) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Form S-4, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the transactions contemplated hereby, (ii) compliance with and filings under the HSR Act, (iii) receipt of the Parent Stockholder Approval, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (v) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Class A Common Stock to be issued as the Merger Consideration, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the shares of Parent Class A Common Stock to be issued as the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.

4.5                               Parent SEC Documents; Financial Statements; No Undisclosed Liabilities.

(a)                                 Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2017 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Parent SEC Documents”).

(b)                                 Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)                                  Except (i) as reflected or reserved against in Parent’s consolidated unaudited balance sheet as of June 30, 2018 (or the notes thereto) (the “Parent Balance Sheet”) as included in the Parent SEC Documents, (ii) for liabilities and obligations incurred since June 30, 2018 in the ordinary course of business and (iii) for liabilities and obligations incurred not in violation of this

Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Section 4.5, the term “liabilities” shall not include liabilities or obligations of Parent or any Parent Subsidiary to perform under or comply with any applicable Law, action, Judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by Parent or any Parent Subsidiary with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation or the imposition of injunctive or other equitable remedies.

4.6                               Internal Controls and Procedures.

(a)                                 Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(b)                                 Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(c)                                  Parent is, and since January 1, 2017 has been, in compliance in all material respects with the applicable listing and corporate governance rules and requirements of the NYSE.

(d)                                 The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(e)                                  Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements.

4.7                               Absence of Certain Changes. From January 1, 2018 to the date of this Agreement, there has not occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, Parent and the Parent Subsidiaries have conducted the business of Parent and the Parent Subsidiaries in the ordinary course of business in all material respects. From June 30, 2018 to the date of this Agreement, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated by this Agreement, there have not been any actions taken that are restricted pursuant to Section 5.1(b)(i) through (vii) (if taken after the date of this Agreement without the prior written consent of the Company) and would constitute a violation of Section 5.1(b).

4.8                               Litigation and Liabilities. As of the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective properties or assets that (a) involves an amount in controversy in excess of $5,000,000 or (b) seeks specific performance or injunctive relief that would be material to Parent or any of its Subsidiaries. As of the date of this Agreement, there is no Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.9                               Compliance with Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and since January 1, 2016 have been, in compliance with all applicable Laws and material Parent Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no, and since January 1, 2016, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the Knowledge of Parent, threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, any of Parent Subsidiaries or, to the Knowledge of Parent, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly (a) taken any action that would cause them to be in violation of any provision of the FCPA or other Anti-Corruption and Anti-Bribery Laws in other countries in which Parent and Parent Subsidiaries conduct business, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or similar unlawful payment in violation of the FCPA or other Anti-Corruption and Anti-Bribery Laws.

4.10                        Tax; Intended Tax Treatment. There are no federal, state, county, local or foreign income or other material Taxes due and payable by Parent or any Parent Subsidiary that have not been timely paid. There have been no examinations or audits of any material Tax Returns or reports of Parent or any Parent Subsidiary by any applicable federal, state, local or foreign Governmental Entity that has not been resolved in full.  Parent and each Parent Subsidiary have duly and timely filed all income and other material federal, state, county, local and foreign Tax Returns required to have been filed by them and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year (other than as a result of filing a Tax Return pursuant to an extension of time granted or obtained in the ordinary course of business). Neither Parent nor any Parent Subsidiary has taken or agreed to take any action or has Knowledge of the existence of any fact that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.11                        Form S-4 and Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

4.12                        Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co. LLC (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

4.13                        Opinion of Financial Advisor. The Parent Board has received an opinion from the Parent Financial Advisor to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, that the Exchange Ratio pursuant to the Merger is fair, from a financial point of view, to Parent. Parent shall, promptly following the execution of this Agreement by all Parties, furnish a copy of such opinion to the Company solely for informational purposes (it being agreed that the neither the Company nor any of its affiliates or Representatives shall have the right to rely on such opinion).

4.14                        Sufficiency of Funds. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

4.15                        Ownership and Operations of Merger Sub. Parent, directly or indirectly, owns beneficially all of the outstanding shares of common stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities, and has incurred no liabilities or obligations other than as contemplated hereby or as otherwise required or incidental to negotiate, execute, deliver and effect the transactions contemplated by this Agreement. The authorized shares of common stock of Merger Sub consist of 100 shares, all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are directly owned by Parent, free and clear of any Liens other than Liens imposed under any federal or state securities Laws.

4.16                        Contracts.

(a)                                 Except for this Agreement and the Parent Voting Agreement, neither Parent nor any Parent Subsidiary is a party to any Contract required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, as determined as of the date of this Agreement (a “Filed Parent Contract”), that has not been so filed.

(b)                                 Section 4.16 (b) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Parent has made available to the Company true and complete copies, of (i) each Contract to which Parent or any of Parent Subsidiaries is a party that (A) restricts the ability of Parent or Parent Subsidiaries to compete in any business or with any Person in any geographical area in a manner that is material to Parent and the Parent Subsidiaries, taken as a whole, (B) requires Parent or any Parent Subsidiary to conduct any business on a “most favored nations” basis with any third party in a manner that is material to Parent and the Parent Subsidiaries, taken as a whole, (C) provides for “exclusivity” or any similar requirement in favor of any third party in a manner that is material to Parent and the Parent Subsidiaries, taken as a whole, or (D) would require disclosure under Item 404 of SEC Regulation S-K, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of Parent or any of Parent Subsidiaries is outstanding or may be incurred, other than any such agreement in the ordinary course of business or between or among Parent and the wholly owned Parent Subsidiaries, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which Parent or any of the Parent Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to Parent and the Parent Subsidiaries, taken as a whole, (iv) each material Parent License Agreement, (v) each Contract under which Parent or any Parent Subsidiary provides an express covenant not to sue for infringement of Intellectual Property Rights, and (vi) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by Parent or any of the Parent Subsidiaries of any material business or any material amount of assets (excluding dispositions or acquisitions which were consummated prior to the date of this Agreement and with respect to which there is no ongoing material liability or material obligation of Parent or any Parent Subsidiaries) or calls for aggregate payments or receipts by Parent and its Subsidiaries of more than $10,000,000 over the remaining term of such Contract. Each agreement, Contract, understanding or undertaking of the type described in this Section 4.16(b) and each Filed Parent Contract is referred to herein as a “Parent Material Contract”.

(c)                                  Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Material Contract is a valid, binding and legally enforceable obligation of Parent or one of the Parent Subsidiaries, as the case may be, and, to the Knowledge of Parent, of the other parties thereto, except, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception, (ii) each such Parent Material Contract is in full force and effect and (iii) none of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Parent Material Contract and, to the Knowledge of Parent, no other party to any such Parent Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, other than, in the case of (i) and (ii), any Contract that is terminable by any party thereto without penalty (other than payments for services rendered or goods delivered as of the date of such termination and payments for reasonable wind-down costs) on 90 days’ or less notice.

4.17                        Intellectual Property. Section 4.17 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all registrations of Intellectual Property Rights owned by, or exclusively licensed to, Parent. All of the registered Intellectual Property Rights listed on or required to be listed on Section 4.17 of the Parent Disclosure Letter are subsisting and, to the Knowledge of Parent, valid and enforceable (other than applications related thereto). Except as has not had and would not reasonably be expected to have a Material Adverse Effect, in each case individually (other than with respect to Section 4.17(a)):

(a)                                 All registrations for Intellectual Property Rights owned by, Parent have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned except in the ordinary course, pursuant to a court or administrative order, or based on the reasonable business judgment of Parent;

(b)                                 Parent and the Parent Subsidiaries exclusively own all Parent Intellectual Property Rights that they purport to own, free and clear of all Liens except for Permitted Liens, and own, or are validly licensed or otherwise has the right to use, all other Parent Intellectual Property, and Parent and the Parent Subsidiaries have taken commercially reasonable actions to protect and preserve the Parent Owned Intellectual Property; provided, however, the foregoing shall not be construed as a representation of non-infringement;

(c)                                  As of the date of this Agreement, no actions, suits or other proceedings are pending or, to the Knowledge of Parent, threatened (i) that allege that Parent or any of the Parent Subsidiaries is infringing, misappropriating or otherwise violating any Person’s Intellectual Property Rights, or (ii) challenging the use, ownership, validity, or enforceability of any Intellectual Property Rights owned (or purported to be owned) by Parent or any Parent Subsidiaries;

(d)                                 Section 4.17(d) of the Parent Disclosure Letter sets forth a list of all agreements: (i) under which Parent or any Parent Subsidiary licenses or otherwise obtains from a third party Intellectual Property Rights that are used by Parent or such Parent Subsidiary in the conduct of its business as currently conducted or receives any Computing Services (in each case, other than Commercial Software and Services) (such agreements being referred to as “Parent Licensed-In Agreements”) (other than (a) agreements with employees and contractors of Parent entered into on Parent’s standard form of employee proprietary information and invention assignment agreement or consulting agreement, (b) Commercial Software and Services, and (c) Open Source Software licenses), and (ii) under which Parent or any Parent Subsidiary grants rights to access or otherwise exploit any Parent Intellectual Property or provides any Computing Services (other than non-exclusive licenses of Parent’s products or services pursuant to Parent’s standard forms of agreement without any material deviation therefrom and in the ordinary course of business) (together with the Parent Licensed-In Agreements, the “Parent License Agreements”). Each Parent License Agreement is in full force and effect and will continue to be in full force and effect immediately following the execution and delivery of this Agreement. Neither Parent nor any Parent Subsidiary is  in breach of any material provision of any Parent License Agreement and, to the Knowledge of Parent, no counterparty is in breach of any Parent License Agreement, except as would not reasonably be expected to have a Parent Material Adverse Effect;

(e)                                  Except as set forth on Section 4.17(e) of the Parent Disclosure Letter, neither the operation by Parent or any Parent Subsidiary of its business as currently conducted, nor any activity of Parent or any Parent Subsidiary has, during the four (4) years prior to the date of this Agreement, infringed or misappropriated, or currently infringes or misappropriates any Intellectual Property Right of any Person. Except as set forth on Section 4.17(e) of the Parent Disclosure Letter, during the four (4) years prior to the date of this Agreement, neither Parent nor any Parent Subsidiary has  received any written notice or claim asserting that any such infringement or misappropriation has or may have occurred, including any communication suggesting or offering that Parent or any Parent Subsidiary obtain a license to any Intellectual Property Rights of another Person, wherein such communication implies or suggests that Parent or any Parent Subsidiary, or any of their respective customers, has been or is infringing, misappropriating, violating or making unlawful use of any such Intellectual Property Rights;

(f)                                   Other than as to patents, to the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating (or has, during the four (4) years prior to the date of this Agreement, infringed, misappropriated or otherwise violated) any Parent Intellectual Property that is owned or purported to be owned by Parent or any Parent Subsidiary (“Parent Owned Intellectual Property”) and neither Parent nor any Parent Subsidiary has  made any such claims against any Person;

(g)                                  Each of Parent and the Parent Subsidiaries has taken reasonable security measures to protect the confidentiality of all trade secrets and material confidential information owned or held by Parent or any Parent Subsidiary and no such trade secrets or material confidential information have been disclosed by Parent or any Parent Subsidiary to any Person, or have been authorized by Parent or any Parent Subsidiary to be disclosed to or accessed by, or, to the Knowledge of Parent, actually disclosed to or accessed by, any Person, in each case, other than pursuant to valid and enforceable written non-disclosure agreements restricting the disclosure and use thereof and, to the Knowledge of Parent, no Person is in breach of any such agreement;

(h)                                 No prior or current employee or officer or any prior or current consultant or contractor of Parent or any of the Parent Subsidiaries has asserted in writing or, to the Knowledge of Parent, has any ownership in any Parent  Owned Intellectual Property;

(i)                                     Parent and the Parent Subsidiaries have entered into written agreements with all past and current employees, independent contractors and consultants who have developed any Parent Product, Intellectual Property Rights, or material marketing or advertising materials for Parent and the Parent Subsidiaries, pursuant to which each such Person has presently assigned to Parent or any Parent Subsidiary all such Person’s right, title, and interest in and to all Parent Products, Intellectual Property Rights, or material marketing or advertising materials created or developed for Parent or the Parent Subsidiary in the course of such Person’s employment or engagement thereby;

(j)                                    Except as set forth on Section 4.17(j) of the Parent Disclosure Letter, no funding, facilities, personnel, consultants or contractors of any Governmental Entity or any university, college, other educational institution or research center were used in the development of any Parent Owned Intellectual Property where, as a result thereof, the Governmental Entity, university, college, other educational institution or research center has any rights in such Intellectual Property Rights.

(k)                                 No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Parent Product in a manner that subjects any Software or documentation owned or purported to be owned by Parent or any Parent Subsidiary to any obligation to be made available, disclosed or contributed to the public (including the open source community) without charge (except for fees for transferring a copy of Software, fees for related services, or similar fees permitted by Open Source Software licenses).  Neither Parent nor any Parent Subsidiary is  in breach of any of the material terms or conditions of any license to any Open Source Software;

(l)                                     Neither Parent nor any Parent Subsidiary has  (i) granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Parent Products, or (ii) provided or disclosed any source code of any Parent Product to any person or entity, other than employees and contractors who need access to such source code in order to perform their obligations for Parent and/or any Parent Subsidiary.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any material Software owned by Parent or any Parent Subsidiary to any third party;

(m)                             Except to the extent covered by reserves for product or service warranty claims reflected or reserved against in the Parent Balance Sheet, each Parent Product performs substantially in accordance with its documented specifications and as Parent and each Parent Subsidiary has warranted to its customers;

(n)                                 The computer Software, systems, servers, network equipment and other information technology systems (including Computing Services) owned, leased, licensed or subscribed to by Parent or any Parent Subsidiaries (“Parent IT Systems”) are reasonably sufficient for the conduct and operation of their businesses as presently conducted and each of Parent and the Parent Subsidiaries has taken reasonable measures to maintain the performance, security and integrity of the Parent IT Systems;

(o)                                 To the Knowledge of Parent, the Parent IT Systems do not contain any malicious code: (i) that is intended to materially disrupt, disable, harm or adversely affect the functionality of the Parent IT Systems; (ii) that is intended to damage or destroy any data or file or send information to Parent, the Parent Subsidiaries, or any third party without the user’s,  Parent’s or one of Parent’s Subsidiaries’ consent; or (iii) that is intended to enable or assist any Person to access without authorization any Parent IT Systems. Parent and all Parent Subsidiaries use industry standard methods to prevent and detect and subsequently correct or remove such malicious code;

(p)                                 To the Knowledge of Parent, since January 1, 2018, there has been no failure or unauthorized access to or use of any Parent IT Systems;

(q)                                 Each of Parent and the Parent Subsidiaries has reasonable back-up and disaster recovery arrangements in the event of a failure of the Parent IT Systems that are, at a minimum, in accordance with standard industry practice and, to the Knowledge of Parent, there has not been any material malfunction, failure or security breach with respect to any of the Parent IT Systems or any material Software owned by Parent or any Parent Subsidiary within the twelve (12) months prior to the date of this Agreement; and

(r)                                    The consummation of the Merger will not directly result in (i) a Lien (other than Permitted Liens) on, or the loss or impairment of Parent’s or any Parent Subsidiary’s right to own or use, any Intellectual Property Rights; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Parent Intellectual Property.

4.18                        Privacy and Data Security.

(a)                                 Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries comply, and have since January 1, 2015 complied, in all material respects, with all (A) applicable laws, statutes, directives, rules and regulations , (B) contractual obligations (including, but not limited to, those with identified customers), (C) internal and public-facing privacy, data handling and/or security policies of Parent and the Parent Subsidiaries, (D)  public statements that Parent and the Parent Subsidiaries have made regarding their respective privacy, data handling  and/or data security policies or practices and (E) rules of applicable self-regulatory organizations to which Parent and the Parent Subsidiaries purport to be bound, relating to (x) the privacy of users of any web properties, products and/or services of Parent and the Parent Subsidiaries; (y) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Personal Information collected or used by Parent and the Parent Subsidiaries and/or by third parties having access to such information; and (z) the transmission of marketing and/or commercial messages through any means, including, without limitation, via email, text message and/or any other means ((A) through (E) collectively, “Parent Privacy Laws and Requirements”).   Except as would not reasonably be expected to have a Parent Material Adverse Effect, the execution, delivery and performance of this Agreement by Parent and the Parent Subsidiaries complies in all material respects with all Parent Privacy Laws and Requirements.

(b)                                 Parent maintains privacy policies that describe Parent’s and the Parent Subsidiaries’ policies with respect to the collection, use, storage, retention, disclosure, transfer, disposal or other processing of Personal Information. True and correct copies of all such privacy policies have been made available to Company or its Representatives.  To the Knowledge of Parent, each such privacy policy has, since January 1, 2015, included all information and made all disclosures to users or customers required by all Parent Privacy Laws and Requirements, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate in any material respect, misleading or deceptive or in violation of any Parent Privacy Laws and Requirements, except as would not reasonably be expected to have a Parent Material Adverse Effect,.

(c)                                  To the Knowledge of Parent, there is no written complaint to, or any audit, formal proceeding, or suit currently pending against, Parent or any Parent Subsidiary by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Entity, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Personal Information, except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.  Parent and the Parent Subsidiaries have, since January 1, 2015, taken reasonable steps (including implementing and monitoring compliance with reasonable measures with respect to technical and physical security) designed to protect Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(d)                                 To the extent that Parent or any Parent Subsidiary transfers Personal Information collected from natural persons outside of the United States, Parent has implemented mechanisms to comply in all material respects with applicable Parent Privacy Laws and Requirements.

(e)                                  Parent and the Parent Subsidiaries have established and are in material compliance with a written information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of Personal Information; and (ii) is designed to protect against unauthorized access to the Parent IT Systems or Personal Information and the systems of any third party service providers that have access to Parent IT Systems and/or Personal Information. Except as set forth in Section 4.18(e) of the Parent Disclosure Letter, neither Parent nor any of the Parent Subsidiaries has, since January 1, 2015, suffered any loss, damage, or unauthorized access, disclosure, use or breach of security with respect to any Personal Information in the control or possession of Parent or any Parent Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.19                        No Other Representations and Warranties.

(a)                                 Except for the representations and warranties of the Company contained in Article III, Parent and Merger Sub acknowledge that neither the Company nor any Company Subsidiary is making and has not made, and no other Person is making or has made on behalf of the Company or Company Subsidiaries, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III, including the Company Disclosure Letter.  Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and the Company Subsidiaries in connection with the transactions contemplated hereby and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and the Company Subsidiaries.

ARTICLE V
COVENANTS

5.1                               Interim Operations.

(a)                                 Conduct of Business by the Company. Except for matters set forth in Section 5.1(a) of the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby) or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each Company Subsidiary to, (1) conduct its business in the ordinary course consistent with past practice in all material respects and (2) use reasonable best efforts to preserve intact its business organization and use commercially reasonable efforts to preserve advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following (provided that no such consent of Parent may be required to the extent the Company reasonably believes, based on its outside counsel’s advice, that obtaining such consent may violate any Laws, including Antitrust Laws):

(i)                                     (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (2) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards and (3) the acquisition by the Company of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to acquire Shares held by any officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of the Company or any Company Subsidiary upon termination of such Person’s employment or engagement by the Company or any Company Subsidiary;

(ii)                                  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, other than Permitted Liens, (except for transactions among the Company and wholly owned Company Subsidiaries) (A) any shares of capital stock of the Company or any Company Subsidiary, (B) any other equity interests or voting securities of the Company or any Company

Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of the capital stock of the Company or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary, or (F) any Company Voting Debt except, in each case of (A)-(F), for issuing Shares in respect of Company Options, Company RSUs or other equity awards outstanding under the Company Stock Plans as of the date hereof;

(iii)                               (A) amend the Company Charter or the Company Bylaws (including by merger, consolidation or otherwise) or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary (including by merger, consolidation or otherwise) except, in the case of each of the foregoing clauses (A) and (B) as may be required by applicable Law;

(iv)                              except as required by applicable Law, pursuant to the terms of any Company Plan set forth in Section 3.10 of the Company Disclosure Letter (or a comparable plan for the succeeding fiscal year) or any Company Material Contract as in effect on the date hereof: (A) increase the salaries, bonus opportunities, incentive compensation or other compensation or benefits payable to any employee of the Company or a Company Subsidiary at a level of Vice President or higher, (B) increase the salaries, bonus opportunities, incentive compensation or other compensation or benefits payable to any employee with a title below director or other service provider of the Company or a Company Subsidiary; (C) grant, announce or pay any new, retention, severance, change in control or other similar bonus or similar compensation to any employee of the Company or a Company Subsidiary, (D) establish, amend, terminate or increase the benefits or costs provided under any Company Plan, (E) accelerate the vesting or payment of, or take any action to fund, any benefit or payment provided to employees or service providers of the Company or the Company Subsidiaries, (F) hire, promote or terminate (without cause) any employee or service provider of the Company or the Company Subsidiaries, in each case of this clause (F), other than in the ordinary course of  business consistent with past practices for individuals at the level of senior director or lower, or (G) allow for the commencement of any new offering periods under the ESPP; provided that the Company and Company Subsidiaries (1) may change the title of its employees, provided such changes in title do not involve increases in the applicable employee’s compensation or benefits, acceleration of vesting or acceleration of payment of the applicable employee’s benefits or compensation; and (2) may make annual or quarterly cash bonus or commission payments, including cash bonus or commission payments pursuant to existing plans made available to Parent as of the date of this Agreement and cash payments to employees and set targets therefor in the ordinary course of business consistent with past practice;

(v)                                 make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi)                              directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person (other than any transaction solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries);

(vii)                           sell, lease (as lessor), license, covenant not to assert, mortgage, abandon, allow to lapse (other than any patent expiring at the end of its statutory term), and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of any properties, rights or assets (including any Company Intellectual Property) that are material to the Company and its Subsidiaries, taken as a whole (other than sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice), except (A) pursuant to Contracts or commitments in effect on the date of this Agreement (or entered into after the date of this Agreement without violating the terms of this Agreement), (B) any of the foregoing with respect to inventory in the ordinary course of business consistent with past practice, (C) any of the foregoing with respect to obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.1(a)(viii) and guarantees thereof or (E) for any transactions among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(viii)                        incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $500,000 in the aggregate; (B) Indebtedness in replacement of existing Indebtedness, provided that the replacement Indebtedness does not increase the aggregate amount of Indebtedness permitted to be outstanding under the replaced Indebtedness; (C) guarantees by the Company of Indebtedness of any wholly owned Company Subsidiary and guarantees by any Company Subsidiary of Indebtedness of the Company or any other wholly owned Company Subsidiary, in each case, in the ordinary course of business consistent with past practice, (D) intercompany Indebtedness among the Company and the wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, (E) making borrowings under the Company’s revolving credit facility (as existing on the date hereof) not to exceed $500,000, in the ordinary course of business consistent with past practice or (F) capital leases in the ordinary course of business not to exceed $1,000,000 in the aggregate;

(ix)                              make, or agree or commit to make any capital expenditure in excess of $500,000 in the aggregate for all such capital expenditures that are not contemplated by the capital plan for 2018 and 2019 (copies of which were provided to Parent on or prior to the date of this Agreement);

(x)                                 except in accordance with Section 5.17, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (i) with respect to routine matters in the ordinary course of business or (ii) that do not create material obligations of the Company or any of the Company Subsidiaries other than the payment of monetary damages (A) equal to or less than the amounts reserved with respect thereto on the Company SEC Documents or (B) not in excess of $500,000 in the aggregate;

(xi)                              except as required by applicable Laws, enter into, modify, amend, extend, renew, replace or terminate any collective bargaining or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries, other than modifications, amendments, extensions, renewals, replacements or terminations of such Contracts in the ordinary course of business consistent with past practice;

(xii)                           abandon, allow to lapse (other than any patent expiring at the end of its statutory term), subject to a Lien (other than Permitted Liens), assign, transfer, convey title (in whole or in part), license, covenant not to assert, grant any right or other licenses to, or otherwise dispose of, material trademarks, trademark rights, trade names or service marks or other material Company Intellectual Property, or enter into licenses or agreements that impose material restrictions upon the Company or any Company Subsidiaries with respect to material trademarks, trademark rights, trade names or service marks or other material Intellectual Property Rights owned by any third party, in each case other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(xiii)                        other than in the ordinary course of business, materially amend or modify any Company Material Contract or enter into, materially amend or modify any Contract that would be a Company Material Contract if it had been entered into prior to the date of this Agreement, other than non-exclusive licenses in the ordinary course of business consistent with past practice;

(xiv)                       except as required by applicable Law, make, change or revoke any material Tax election, materially change any method of Tax accounting or annual Tax accounting period, settle any claim, action or proceeding relating to any material Tax liability, agree to any waiver of any statute of limitations for any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), obtain or request any material Tax ruling or closing agreement, or surrender any right to obtain a material Tax refund;

(xv)                          take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code;

(xvi)                       enter into any new line of business outside of its and the Company Subsidiaries’ existing business;

(xvii)                    dissolve or liquidate the Company or any Company Subsidiary;

(xviii)                 change in any material respect any Company data security or cybersecurity policy effective as of the date of this Agreement; or

(xix)                       authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b)                                 Conduct of Business by Parent.  Except for matters set forth in Section 5.1(b) of the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement (including to effect any of the transactions contemplated hereby) or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, Parent shall, and shall cause each Parent Subsidiary to conduct its business in the ordinary course consistent with past practice in all material respects. In addition, and without limiting the generality of the foregoing, Parent covenants and agrees, from and after the execution of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing, which shall not be unreasonably withheld, conditioned or delayed, and except (i) as required by applicable Law, (ii) as expressly required by this Agreement, (iii) otherwise expressly disclosed in Section 5.1(b) of the Parent Disclosure Letter, (iv) to the extent necessary to comply with obligations set forth in the Parent Material Contracts or (v) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed)): Parent shall not, and shall cause each Parent Subsidiary (and only with respect to clauses (B), (C) and (D) of subsection (iv) below, shall cause each of Parent’s Affiliates) (provided that no such consent of Company may be required to the extent Parent reasonably believes, based on its outside counsel’s advice, that obtaining such consent may violate any Laws, including Antitrust Laws) not to:

(i)                                     amend the Parent Charter or Parent By-laws (other than any amendment to Parent By-laws that would not, and would not reasonably expected to, (x) be materially and disproportionately adverse to the holders of Shares relative to the treatment of existing holders of Parent Class A Common Stock or (y) change any material respects the economic rights of Parent Class A Common Stock);

(ii)                                  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the withholding of shares of Parent Class A Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (2) the acquisition by Parent of awards granted pursuant to the Parent Stock Plans in connection with the forfeiture of such awards and (3) the acquisition by Parent of shares of Parent Class A Common Stock outstanding as of the date hereof pursuant to Parent’s right (under written commitments in effect as of the date hereof) to acquire such shares held by any officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of Parent or Parent Subsidiary upon termination of such Person’s employment or engagement by Parent or Parent Subsidiaries;

(iii)                               issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien, other than Permitted Liens, (except for transactions among Parent and wholly owned Parent Subsidiaries or transactions pursuant to Contracts in effect as of the date of this Agreement) (A) any shares of capital stock of Parent or any Parent Subsidiary, (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (E) any rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of the capital stock of Parent or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary, or (F) any Parent Voting Debt except, in each case of (A)-(F), for issuing shares of Parent Class A Common Stock in respect of equity awards outstanding under the Parent Stock Plans as of the date hereof and except that Parent may issue Parent Stock Options and Parent RSUs in the ordinary course of business consistent with past practice;

(iv)                              acquire another business or merge or consolidate with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would, or would reasonably be expected to, (A) require the financial statements of such acquired Person or business to be incorporated within the Form S-4 under Regulation S-X of the Securities Act, (B) impose any delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Entity necessary to consummate the Merger and the other transactions contemplated by this Agreement, including any approvals and expiration of waiting periods pursuant to applicable Antitrust Laws, (C) increase the risk of any Governmental Entity entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement or (D) otherwise prevent, materially delay or materially impair the consummation of the Merger;

(v)                                 except insofar as may have been required by a change in GAAP (after the date of this Agreement), make any material change in financial accounting methods, principles or practices if such change (A) would reasonably be expected to result in a delay in the filing of the Form S-4 with the SEC, and (B) would otherwise reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger;

(vi)                              take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code; or

(vii)                           agree, resolve or commit to do any of the foregoing.

(c)                                  All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 5.1 shall be in writing and shall be deemed given as provided for in Section 8.6, and, in each case, shall be addressed to such individuals as the Parties shall designate in writing from time to time.

5.2                               Company Acquisition Proposals.

(a)                                 No Solicitation or Negotiation. From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VII, except as expressly permitted by this Section 5.2, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall use reasonable best efforts to cause its and their respective investment bankers, attorneys, accountants and other advisors, agents or representatives (collectively, along with such directors, officers and employees, “Representatives”) not to, directly or indirectly:

(i)                                     solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal;

(ii)                                  participate in any discussions or negotiations or cooperate in any way not permitted by this Section 5.2 with any Person regarding any proposal the consummation of which would constitute a Company Acquisition Proposal;

(iii)                               provide any information or data concerning the Company or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Company Acquisition Proposal; or

(iv)                              approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Company Acquisition Proposal. The Company shall not grant any waiver of, or agree to any amendment or modification to, any “standstill” agreement, to permit such Person to submit a Company Acquisition Proposal; provided that the foregoing shall not restrict the Company from permitting a Person to orally and non-publicly request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(b)                                 Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.2(a), prior to the time, but not after, the Company Stockholder Approval is obtained, the Company may, in response to an unsolicited, written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement) which did not result from a breach, in any material respect, of this Section 5.2, (i) contact the Person or group of Persons making such Company Acquisition Proposal to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.2, (ii) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Company Acquisition Proposal; provided that such information has previously been made available to Parent or is provided to Parent substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such material non-public information, the Company receives from the Person making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of a Company Acquisition Proposal) and (iii) engage or participate in any discussions or negotiations with any such Person regarding such Company Acquisition Proposal if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Company has provided prior written notice to Parent and the Company Board determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such Company Acquisition Proposal either constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c)                                  Notice. The Company shall promptly (and, in any event, within one (1) Business Day) notify Parent if (i) any written or other inquiries, proposals or offers with respect to a Company Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Company Acquisition Proposal are received by the Company, (ii) any non-public information is requested in connection with any Company Acquisition Proposal from the Company or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to a Company Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such person and a summary of the material terms and conditions of any proposals or offers (including of any written requests, proposals or offers, including proposed agreements and other material written communications), and thereafter shall keep Parent reasonably informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and amendments thereto.

(d)                                 Definitions. For purposes of this Agreement:

“Company Acquisition Proposal” means any proposal (other than a proposal or offer by Parent or any of its subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of the Company; or (y) the Company issues securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of the Company; (ii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and of the subsidiaries of the Company that constitute or account for (x) more than twenty percent (20%) of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (y) more than twenty percent (20%) of the fair market value of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

“Company Intervening Event” means any event, occurrence, fact, condition, change, development or effect that (i) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement, which event, occurrence, fact, condition, change, development or effect becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Company Stockholder Approval and (ii) does not relate to (A) a Company Acquisition Proposal or (B) (1) any changes in the market price or trading volume of the Company or Parent or (2) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that with respect to each of clause (1) and clause (2) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Company Intervening Event to the extent otherwise satisfying this definition).

“Company Superior Proposal” means any bona fide, binding, written Company Acquisition Proposal (with all percentages in the definition of Company Acquisition Proposal increased to eighty percent (80%)) on terms which the Company Board determines in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.2(f) of this Agreement and the time likely to be required to consummate such Company Acquisition Proposal).

(e)                                  No Company Change in Recommendation or Company Alternative Acquisition Agreement. Except as provided in Section 5.2(f) and Section 5.2(g), the Company Board and each committee of the Company Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Company Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Company Change in Recommendation”) or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.2(b) entered into in compliance with Section 5.2(a)) relating to any Company Acquisition Proposal or requiring the Company (or that would require the Company) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement (a “Company Alternative Acquisition Agreement”).

(f)                                   Fiduciary Exception to No Company Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 5.2(e), following receipt of an unsolicited, written Company Acquisition Proposal by the Company after the date of this Agreement that did not result from a material breach of this Section 5.2 and with respect to which the Company has received a written, definitive form of Company Alternative Acquisition Agreement, and the Company Board determining in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation with respect to such Company Superior Proposal, if all of the following conditions are met:

(i)                                     the Company shall have complied in all material respects with the provisions of this Section 5.2 and shall have (A) provided to Parent four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Company Acquisition Proposal that constitutes a Company Superior Proposal, (2) the material terms and conditions of the Company Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Company Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Company Alternative Acquisition Agreement and all other documents related to the Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Company Superior Proposal shall require a new notice and an additional two (2) Business Day period) and (3) that, subject to clause (ii) below, the Company Board has determined to hold a meeting at which it intends to effect a Company Change in Recommendation, and (B) prior to making such a Company Change in Recommendation, (x) engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Parent such that the Company Alternative Acquisition Agreement ceases to constitute a Company Superior Proposal, and (y) in determining whether to make a Company Change in Recommendation, the Company Board shall take into account any changes to the terms of this Agreement proposed in writing by Parent; and

(ii)                                  the Company Board shall have determined, in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that, in light of such Company Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Company Superior Proposal continues to constitute a Company Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Company Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g)                                  Company Change in Recommendation Due to Company Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.2(e), upon the occurrence of any Company Intervening Event, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation, if all of the following conditions are met:

(i)                                     the Company shall have (A) provided to Parent four (4) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Change in Recommendation, and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to hold a meeting at which it intends to effect a Company Change in Recommendation and (B) prior to making such a Company Change in Recommendation, engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such four (4) Business Day period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by Parent in such a manner that the failure of the Company Board to make a Company Change in Recommendation in response to the Company Intervening Event in accordance with clause (ii) below would no longer be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii)                                  the Company Board shall have determined in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make a Company Change in Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h)                                 Certain Permitted Disclosure. Nothing contained in this Section 5.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Company Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Company Board is affirmed or remains unchanged; provided, further, that this Section 5.2(h) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation except in accordance with Sections 5.2(f) or 5.2(g).

5.3                               Parent Acquisition Proposals.

(a)                                 No Solicitation or Negotiation. From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VII, except as expressly permitted by this Section 5.3, neither Parent nor any of its Subsidiaries shall, and Parent shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall use reasonable best efforts to cause its and their Representatives not to, directly or indirectly:

(i)                                     solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal;

(ii)                                  participate in any discussions or negotiations or cooperate in any way not permitted by this Section 5.3 with any Person regarding any proposal the consummation of which would constitute a Parent Acquisition Proposal;

(iii)                               provide any information or data concerning Parent or any of its Subsidiaries to any Person in connection with any proposal the consummation of which would constitute a Parent Acquisition Proposal; or

(iv)                              approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal.

Parent shall, and Parent shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Parent Acquisition Proposal. Parent shall not grant any waiver of, or agree to any amendment or modification to, any “standstill” agreement, to permit such Person to submit a Parent Acquisition Proposal; provided that the foregoing shall not restrict Parent from permitting a Person to orally and non-publicly request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(b)                                 Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.3(a), prior to the time, but not after, the Parent Stockholder Approval is obtained, Parent may, in response to an unsolicited, written Parent Acquisition Proposal (which Parent Acquisition Proposal was made after the date of this Agreement) which did not result from a breach, in any material respect, of this Section 5.3, (i) contact the Person or group of Persons making such Parent Acquisition Proposal to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.3, (ii) provide access to non-public information regarding Parent or any of its Subsidiaries to the Person who made such Parent Acquisition Proposal; provided that such information has previously been made available to the Company or is provided to the Company substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such material non-public information, Parent receives from the Person making such Parent Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on the Company (it being understood that such confidentiality agreement need not prohibit the making or amending of a Parent Acquisition Proposal) and (iii) engage or participate in any discussions or negotiations with any such Person regarding such Parent Acquisition Proposal if, and only if, prior to taking any action described in clause (ii) or (iii) above, Parent has provided prior written notice to the Company and the Parent Board determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or could reasonably be expected to result in a Parent Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c)                                  Notice. Parent shall promptly (and, in any event, within one (1) Business Day) notify the Company if (i) any written or other inquiries, proposals or offers with respect to a Parent Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Parent Acquisition Proposal are received by Parent, (ii) any non-public information is requested in connection with any Parent Acquisition Proposal from Parent or (iii) any discussions or negotiation with respect to or that could reasonably be expected to lead to a Parent Acquisition Proposal are sought to be initiated or continued with Parent, indicating, in connection with such notice, the name of such person and a summary of the material terms and conditions of any proposals or offers (including of any written requests, proposals or offers, including proposed agreements and other material written communications), and thereafter shall keep the Company reasonably informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and amendments thereto.

(d)                                 Definitions. For purposes of this Agreement:

“Parent Acquisition Proposal” means any proposal (other than a proposal or offer by the Company or any of its subsidiaries) for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a person or “group”(as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of Parent; or (y) Parent issues securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of Parent; (ii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of Parent and of the subsidiaries of Parent that constitute or account for (x) more than twenty percent (20%) of the consolidated net revenues of Parent, consolidated net income of Parent or consolidated book value of Parent; or (y) more than twenty percent (20%) of the fair market value of the assets of Parent; or (iii) any liquidation or dissolution of Parent.

“Parent Intervening Event” means any event, occurrence, fact, condition, change, development or effect that (i) was not known to, or reasonably foreseeable by, the Parent Board prior to the execution of this Agreement, which event, occurrence, fact, condition, change, development or effect becomes known to, or reasonably foreseeable by, the Parent Board prior to the receipt of the Parent Stockholder Approval and (ii) does not relate to (A) any changes in the market price or trading volume of Parent or the Company, (B) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that with respect to each of clause (A) and clause (B) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Parent Intervening Event to the extent otherwise satisfying this definition), or (C) a Parent Acquisition Proposal.

“Parent Superior Proposal” means any bona fide, binding, written Parent Acquisition Proposal (with all percentages in the definition of Parent Acquisition Proposal increased to eighty percent (80%)) on terms which the Parent Board determines in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.3(f) of this Agreement and the time likely to be required to consummate such Parent Acquisition Proposal).

(e)                                  No Parent Change in Recommendation or Parent Alternative Acquisition Agreement. Except as provided in Section 5.3(f) and Section 5.3(g), the Parent Board and each committee of the Parent Board shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Board Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Parent Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Parent Change in Recommendation”) or (ii) cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.3(b) entered into in compliance with Section 5.3(a)) relating to any Parent Acquisition Proposal or requiring Parent (or that would require Parent) to abandon, terminate, delay, modify, renegotiate or fail to consummate the Merger or any other transaction contemplated by this Agreement (a “Parent Alternative Acquisition Agreement”).

(f)                                   Fiduciary Exception to No Parent Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 5.3(e), following receipt of an unsolicited, written Parent Acquisition Proposal by Parent after the date of this Agreement that did not result from a material breach of this Section 5.3 and with respect to which Parent has received a written, definitive form of Parent Alternative Acquisition Agreement, and the Parent Board determining in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation with respect to such Parent Superior Proposal, if all of the following conditions are met:

(i)                                     Parent shall have complied in all material respects with the provisions of this Section 5.3 and shall have (A) provided to the Company four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Parent Acquisition Proposal that constitutes a Parent Superior Proposal, (2) the material terms and conditions of the Parent Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Parent Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Parent Alternative Acquisition Agreement and all other documents related to the Parent Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Parent Superior Proposal shall require a new notice and an additional two (2) Business Day period) and (3) that, subject to clause (ii) below, the Parent Board has determined hold a meeting at which it intends to effect a Parent Change in Recommendation, and (B) prior to making such a Parent Change in Recommendation, (x) engaged in good faith negotiations with the Company (to the extent the Company wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by the Company such that the Parent Alternative Acquisition Agreement ceases to constitute a Parent Superior Proposal, and (y) in determining whether to make a Parent Change in Recommendation, the Parent Board shall take into account any changes to the terms of this Agreement proposed in writing by the Company; and

(ii)                                  the Parent Board shall have determined, in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that, in light of such Parent Superior Proposal and taking into account any revised terms proposed in writing by the Company, such Parent Superior Proposal continues to constitute a Parent Superior

Proposal and, after consultation with outside legal counsel, that the failure to make such Parent Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g)                                  Parent Change in Recommendation Due to Parent Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.3(e), upon the occurrence of any Parent Intervening Event, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation, if all of the following conditions are met:

(i)                                     Parent shall have (A) provided to the Company four (4) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Parent Intervening Event and the rationale for the Parent Change in Recommendation, and (2) state expressly that, subject to clause (ii) below, the Parent Board has determined hold a meeting at which it intends to effect a Parent Change in Recommendation and (B) prior to making such a Parent Change in Recommendation, engaged in good faith negotiations with the Company (to the extent the Company wishes to engage) during such four (4) Business Day period to consider adjustments to the terms and conditions of this Agreement which may be proposed in writing by the Company in such a manner that the failure of the Parent Board to make a Parent Change in Recommendation in response to the Parent Intervening Event in accordance with clause (ii) below would no longer be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii)                                  the Parent Board shall have determined in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that in light of such Parent Intervening Event and taking into account any revised terms proposed in writing by the Company, the failure to make a Parent Change in Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h)                                 Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Parent Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Parent Board is affirmed or remains unchanged; provided, further, that this Section 5.3(h) shall not be deemed to permit Parent or the Parent Board to effect a Parent Change in Recommendation, except in accordance with Sections 5.3(f) or 5.3(g).

5.4                               Information Supplied. The Company and Parent shall jointly prepare and cause to be filed with the SEC a joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the Company Stockholders Meeting and the Parent Stockholders Meeting. As promptly as practicable (but in any event no more than forty-five (45) days) following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Class A Common Stock to be issued in the Merger. Prior to the Form S-4 being declared effective, (1) the Company shall use its reasonable best efforts to execute and deliver to Company’s Counsel and to Parent’s Counsel the applicable “Tax Representation Letter” referenced in Section 5.18(d); and (2) Parent shall use its reasonable best efforts to execute and deliver to Parent’s Counsel and to Company’s Counsel the applicable “Tax Representation Letter” referenced in Section 5.18(d).  Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, (x) the Company shall use its commercially reasonable efforts to cause

Company’s Counsel to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) Parent shall use its commercially reasonable efforts to cause Parent’s Counsel to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act.  In rendering such opinions, Company’s Counsel and Parent’s Counsel shall each be entitled to rely on the Tax Representation Letters referred to in this Section 5.4 and Section 5.18(d). Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Class A Common Stock in the Merger. Each of the Company and Parent shall furnish all information concerning the Company and the holders of Shares and Parent and the holders of the capital stock of Parent, as applicable, as may be reasonably requested in connection with any such action. Each of the Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders and Parent’s stockholders, as applicable, as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

(a)                                 No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be made by the Company or Parent, in each case without providing the other Party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with a Company Change in Recommendation or a Parent Change in Recommendation, as applicable), and each Party shall consider in good faith all comments reasonably proposed by the other Party. Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Form S-4 or Joint Proxy Statement/Prospectus, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company or the stockholders of Parent, as applicable. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement/Prospectus, or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4, Joint Proxy Statement/Prospectus or the Merger and (ii) all orders of the SEC relating to the Form S-4. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement/Prospectus will be made by either Party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each Party shall consider in good faith all comments reasonably proposed by the other Party. The Parties will cause the Form S-4 and Joint Proxy Statement/Prospectus to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

5.5                               Company and Parent Stockholder Meetings.

(a)                                 Company Stockholders Meeting.

(i)                                     The Company will, as promptly as practicable in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene, a meeting of holders of Shares to consider and vote upon the adoption of this Agreement and the Requisite Parachute Vote, which meeting shall in any event take place within forty-five (45) days after the declaration of the effectiveness of the Form S-4 (the “Company Stockholders Meeting”). The Company shall use its reasonable best efforts to hold the Company Stockholders Meeting on the same day as the Parent Stockholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Subject to the provisions of Section 5.2, the Company Board shall include the Company Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, (x) if on or before the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (A) it will not receive proxies representing the Company Stockholder Approval, whether or not a quorum is present or (B) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may (and, if requested by Parent, the Company shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting and (y) the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting, as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of fifteen (15) calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y).

(ii)                                  Notwithstanding any Company Change in Recommendation, the Company shall submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

(b)                                 Parent Stockholders Meeting.

(i)                                     Parent will, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene and hold a meeting of holders of capital stock of Parent to consider and vote upon the Parent Share Issuance as promptly as practicable, which meeting shall in any event take place within forty-five (45) days after the declaration of the effectiveness of the Form S-4.

Parent shall use its reasonable best efforts to hold the Parent Stockholders Meeting on the same day as the Company Stockholders Meeting and as soon as practicable after the date on which the Registration Statement becomes effective. Subject to the provisions of Section 5.3, the Parent Board shall include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus and recommend at the Parent Stockholders Meeting that the holders of capital stock of Parent approve the Parent Share Issuance and shall use its reasonable best efforts to obtain and solicit such approval. Notwithstanding the foregoing, (x) if on or before the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies representing the Parent Stockholder Approval, whether or not a quorum is present, or (B) it will not have enough shares of Parent Class A Common Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may (and, if requested by the Company, Parent shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting and (y) Parent may postpone or adjourn the Parent Stockholders Meeting to (A) allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting or (B) ensure that the shares of Parent Class B Common Stock represented by the Parent Proxies (as defined in Section 5.5(b)(ii) below) are voted at such Parent Stockholders Meeting in the manner set forth in the Parent Proxies, as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of fifteen (15) calendar days in connection with any such postponements or adjournments pursuant to either or both of the preceding clauses (x) and (y).

(ii)                                  Notwithstanding anything to the contrary set forth herein, Parent shall (i) cause the independent directors and executive officers of Parent appointed as attorney and proxy in each proxy delivered concurrently with the execution and delivery of this Agreement (the “Parent Proxies”) to vote the shares of Parent Class B Common Stock at the Parent Stockholders Meeting to approve the Parent Share Issuance and to otherwise vote the shares of such Parent Class B Common Stock in accordance with the Parent Proxies at the Parent Stockholders Meeting,  (ii) take all other actions necessary or advisable to effectuate the intent of the Parent Proxies, including designating any additional officers or directors of Parent to act as substitute attorneys and proxies under the Parent Proxies in the event that any of the directors or officers listed therein are unwilling or unable to vote the shares of Parent Class B Common Stock in accordance with the Parent Proxies at the Parent Stockholders Meeting and (iii) shall take all actions necessary or advisable to prevent such Parent Proxies from being revoked (to the maximum extent permitted under applicable Laws).

(iii)                               Notwithstanding any Parent Change in Recommendation, Parent shall seek the Parent Stockholder Approval at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the Parent Share Issuance shall be the only matter (other than matters of procedure and matters required by Law to be voted on by Parent’s stockholders in connection with the transactions contemplated hereby) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

5.6                               Filings; Other Actions; Notification.

(a)                                 The Company and Parent shall, subject to Sections 5.2 and 5.3, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts (other than clause (iv) below) to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws and Orders to consummate and make effective the Merger and the other transactions contemplated by this Agreement as expeditiously as possible, including (i) preparing and filing all documentation to effect all necessary notices, reports and other filings (and in any event, by filing within ten (10) Business Days after the date of this Agreement the notifications, filings and other information required to be filed under the HSR Act and to obtain as expeditiously as possible all Consents, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity pursuant to the HSR Act in order to consummate the Merger or any of the other transactions contemplated by this Agreement (such Consents, the “Principal Antitrust Consent”), (ii) satisfying the conditions to consummating the Merger, (iii) subject to Section 5.17, defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, (iv) using commercially reasonable efforts to obtain (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Merger (provided that for the purposes of this Agreement, any failure to obtain such approval shall not be a breach of this Agreement) and (v) executing and delivering any reasonable additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. For the avoidance of doubt, Parent shall pay the HSR filing fee owed by Parent. Each of Parent and Company shall coordinate and cooperate with one another and shall use all reasonable best efforts, in each case to (1) identify which of its respective stockholders are likely to hold shares or acquire valued in excess of the $84,400,000 (as adjusted) threshold established pursuant to Section 7A(a)(2)(B) of the Clayton Act, 15. U.S.C. § 18a, as amended by the HSR Act (each such stockholder, a “Potential Backside Filer”), (2) notify in writing each Potential Backside Filer of its potential requirements under the HSR Act to file with the U.S. Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “DOJ”) a Notification and Report Form relating to its acquisition of shares of Parent Class A Common Stock as a result of the transactions contemplated by this Agreement (an “Investor Antitrust Filing”) as soon as reasonably practicable following the execution of this Agreement, and in no event later than thirty (30) Business Days thereafter, (3) notify each Potential Backside Filer as soon as reasonably practicable upon learning from the FTC or DOJ that a Principal Antitrust Consent is forthcoming, and in no event later than one (1) Business Day after receipt of such Principal Antitrust Consent (the “Second Investor Antitrust Notice”), and (4) if required under the HSR Act, file with the FTC and the DOJ Notification and Report Forms related to the Investor Antitrust Filings, no later than the same date as the respective Investor Antitrust Filing.

(b)                                 Subject to Section 5.6(c), in the event that the Parties receive a request for information or documentary material pursuant to the HSR Act or any other Antitrust Laws, unless otherwise agreed to by the Parties, the Parties will use their reasonable best efforts to submit an appropriate response to such request as promptly as practicable, and counsel for both Parties will closely cooperate during the entirety of any such review process. Neither Party shall agree to extend any waiting period or pull and refile under the HSR Act or any other Antitrust Laws or enter into any agreement with any Governmental Entity to delay the transactions contemplated hereby except with prior written consent of the other Party. None of the Parties shall knowingly take, cause or permit to be taken or omit to take any action which such Party reasonably expects is likely to materially delay or prevent consummation of the contemplated transactions, unless otherwise agreed to by the Parties.

(c)                                  Parent and the Company shall use reasonable best efforts to cooperate with respect to any filings made under the Antitrust Laws. No Party or its counsel shall independently participate in any substantive call or meeting relating to the Antitrust Laws with any Governmental Entity in respect of such filings, investigation, or other inquiry without giving the other Party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. In furtherance of the foregoing and to the extent permitted by applicable Law, (i) each Party shall notify the other, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 5.6, (ii) prior to submitting any such filing or making any such communication or inquiry, such Party shall provide the other Party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other Party in connection with, any such filing, communication or inquiry, (iii) promptly following the submission of such filing or making such communication or inquiry, provide the other Party with a copy of any such filing or, if in written form, communication or inquiry and (iv) consult with the other Party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Merger, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. In exercising the foregoing cooperation rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 5.6 may be (x) reasonably redacted (A) to remove references concerning the valuation of the Company and the Merger, (B) as necessary to comply with contractual arrangements, (C) as necessary to address reasonable privilege concerns, (D) as necessary to remove competitively sensitive material and other confidential content in the Party’s HSR filing, or (E) as otherwise required by applicable Law or (y) provided to the other Party as “Outside Counsel Only Material” or with similar restrictions pursuant to Section 5.7(a).

(d)                                 Notwithstanding anything contained in this Section 5.6, nothing in this Agreement shall require Parent to (and Company shall not, without Parent prior written consent) take, agree to, or agree to take any of the following actions or undertakings in order to obtain the Consents or waiting period expirations of any Governmental Entity required to consummate the Merger, including (i) proposing, negotiating, committing to, effecting or agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, or other disposition of the businesses, assets, products or equity interests of the Company or its Subsidiaries or any of Parent’s or its Subsidiaries’ other businesses, assets, products or equity interests now owned or hereafter acquired by Parent, (ii) creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations of Parent, the Company or their respective Subsidiaries, (iii) otherwise taking or committing to any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, products or equity interests of Parent or the Company (including any of their respective Subsidiaries) or (iv) making, or causing any Subsidiaries to make, any commitment, or committing to (or causing any Subsidiaries to commit to) make any commitment (to any Governmental Entity or otherwise) regarding the future operations of Parent or the Company (including any of their respective Subsidiaries).

(e)                                  Subject to the covenants of the Parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(f)                                   Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4, Joint Proxy Statement/Prospectus and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(g)                                  Status. The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, other than immaterial communications.

5.7                               Access; Consultation.

(a)                                 Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford the other Party’s Representatives reasonable access (at the requesting Party’s cost) under the supervision of appropriate personnel of the other Party, during normal business hours during the period prior to the Effective Time, to the other Party’s, and each of its Subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the other all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other; provided that no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further that the foregoing shall require neither the Company nor Parent to permit any invasive sampling or testing or to disclose any information pursuant to this Section 5.7 to the extent that (i) in the reasonable good faith judgment of such Party, any applicable Law requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such Party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (i) through (iii) of this Section 5.7(a), Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 5.7 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party or create material risk of damage or destruction to any material assets or property.  Any investigation shall be subject to the reasonable security measures and insurance requirements of the Party allowing such investigation. All requests for information made pursuant to this Section 5.7 shall be directed in writing to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer.

(b)                                 Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such material and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All information exchanged pursuant to this Section 5.7 shall be subject to the Confidentiality Agreement.

To the extent that any of the information or material furnished pursuant to this Section 5.7 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and, to the fullest extent permitted by Law, shall not waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall, to the fullest extent permitted by Law, remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Prior to the Effective Time, the Company and Parent shall reasonably cooperate in identifying any actions or practices of the Company or any of its Subsidiaries that could require remediation under applicable Law and, to the extent identified, shall cooperate in taking commercially reasonable actions or practices and other customary actions to reduce the risks related to such actions where the failure to remediate would reasonably be likely to result in substantial fines or penalties.

(c)                                  Each of the Company and Parent shall give prompt notice to one another upon obtaining Knowledge of any Effect that would reasonably be likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), or of any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Merger (as applicable); provided that no failure to provide such notice shall constitute a breach of this Agreement for the purposes of Section 6.2(b) or Section 6.3(b) (as applicable).

5.8                               Stock Exchange Listing, De-listing and De-registration. Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. The Company shall take all actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on the NYSE to be de-listed from the NYSE and de-registered under the Exchange Act as soon as possible following the Effective Time.

5.9                               Publicity. The initial press release with respect to the Merger and the other transactions contemplated hereby shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the reasonable opportunity to review and comment on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and any filings with any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, (b) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (c) any press release or public statement that in the good faith judgment of the applicable Party is consistent with prior press releases issued or public statements made in compliance with this Section 5.9, (d) any internal announcements to employees regarding the Merger so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party) or (e) with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with this Agreement, or the other Party’s response thereto, statements made pursuant to Section 5.2(h) in the case of the Company or Section 5.3(h) in the case of Parent, or in connection with any Company Acquisition Proposal or Parent Acquisition Proposal received by the Company or Parent, as applicable.

5.10                        Employee Benefits.

(a)                                 Parent agrees that each employee of the Company or a Company Subsidiary who continues to remain employed with the Company or a Company Subsidiary following the Effective Time (each, a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date (the “Continuation Period”), be provided with (i) an annual rate of base salary or base wage that is no less favorable than the annual rate of base salary or base wage provided to such Continuing Employee by the Company or a Company Subsidiary immediately prior to the Effective Time and (ii) other benefits (excluding any equity-based compensation, cash incentive arrangements and any pension, post-retirement or deferred compensation benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee by the Company or a Company Subsidiary immediately prior to the Effective Time. Parent further agrees, and shall cause the Surviving Corporation, to honor and abide by the terms of any written severance and change in control plans, agreements and arrangements for the benefit of the Continuing Employees that are in effect as of the date of this Agreement, as scheduled in Section 5.10(a) of the Company Disclosure Letter.

(b)                                 Parent shall, or shall cause the Surviving Company to, use commercially reasonable efforts to waive, or cause its insurance carriers to waive, all pre-existing conditions, exclusions or waiting periods that could otherwise apply to any Continuing Employee under the benefit plans provided for such Continuing Employee following the Closing, to the extent permitted by such plans and to the extent such conditions, exclusions or waiting periods were applicable to the Continuing Employee prior to the Effective Time. With respect to the plan year during which the Effective Time occurs, Parent shall, or shall cause the Surviving Company to, use commercially reasonable efforts to provide each Continuing Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any benefit plans provided for such Continuing Employee following the Closing, to the extent permitted by such plans.

(c)                                  From and after the Closing Date, Parent shall, or shall cause the Surviving Company to, provide credit to Continuing Employees for their service recognized by the Company or a Company Subsidiary as of the Effective Time for purposes of eligibility, vesting (excluding for any equity-based compensation), vacation, paid time off, and severance entitlements to the same extent and for the same purposes as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(d)                                 If Parent so requests (which request shall be made not less than ten (10) Business Days prior to the Effective Time), the Company shall take any and all actions required (including, without limitation, the adoption of resolutions by the Company Board of Directors, which shall be subject to approval by Parent) to amend, suspend or terminate the Company’s 401(k) plan immediately prior to the Effective Time to the extent such actions are permitted by Law (including any required prior notice obligations), the terms of this Section 5.10 and the terms of such plan; provided that any amendment, suspension or termination of the Company’s 401(k) plan shall not impact the benefits required to be provided pursuant to Section 5.10(a). Parent shall (1) allow eligible rollover contributions to the Parent 401(k) Plan of their account balances (in cash) and (2) use reasonable best efforts to accommodate eligible rollover contributions to the Parent 401(k) Plan of their account balances in loan notes evidencing loans to Continuing Employees as of the date of distribution, in each case from the Company 401(k) Plan as soon as practicable following the Closing Date.

(e)                                  The provisions of this Section 5.10 are solely for the benefit of the Parties to this Agreement, and no other Person, including any current or former employee, participant in any Company Plan or other dependent, beneficiary or other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 8.8), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Surviving Company or any of their Affiliates, (ii) alter or limit the ability of Parent or any of its Affiliates to amend, modify or terminate any Company Plan, any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 5.10, (iv) prevent Parent, the Surviving Company or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or (v) be deemed to confer upon any such individual or legal representative any right to continued employment or any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

5.11                        Expenses. Except as otherwise provided in Sections 7.5 and 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

5.12                        Indemnification; Directors’ and Officers’ Insurance. From and after the Effective Time, Parent shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Proceeding”) (including this Agreement and the transactions and actions contemplated hereby)), arising out of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)) in connection with such Indemnified Party serving as a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the specific request of the Company as a director, officer, employee or agent of another Person, in each case, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been required to under Delaware Law, any applicable written indemnification agreement to which such Person is a party in effect as of the date of this Agreement (a “Company Indemnification Agreement”) (any such Company Indemnification Agreement having been provided to Parent), or the Company Charter or Company Bylaws in effect on the date of this Agreement to indemnify such Person. The Surviving Company shall also advance reasonable and documented legal expenses as incurred by Indemnified Parties in defending any proceeding to the same extent as such Indemnified Parties are entitled to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company Charter, Company Bylaws in effect on the date of this Agreement or any Company Indemnification Agreement to which such Person is a party; provided that the Person to whom expenses are advanced shall provide a written undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Parent shall ensure that the organizational documents of the Surviving Company shall, for a period of six (6) years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter and Company Bylaws. Any right of indemnification of an Indemnified Party pursuant to this Section 5.12 shall not be amended, repealed or otherwise modified at any time in a manner for a period of six (6) years from and after the Effective Time that would adversely affect the rights of such Indemnified Party as provided herein.

(a)                                 Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claim reporting period of at least six (6) years from and after the Effective Time the Company’s current insurance carrier or carriers (or carriers with the same or better credit rating as the Company’s current insurance carrier or carriers) with respect to directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance with terms and conditions and limits of liability at least as favorable as the Company’s existing policies with respect to claims made after the Effective Time arising from acts, errors or omissions existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however that in no event shall the Company expend for such policies a one-time premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance provided, further that if the premium for such insurance coverage exceeds such amount, the Surviving Company shall obtain policies with the greatest coverage available for a cost not exceeding such amount.

(b)                                 If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 5.12.

(c)                                  The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 5.12 shall be in addition to any rights such individual may have under Delaware Law, any Company Indemnification Agreement to which such Person is a party, the Company Charter or the Company Bylaws.

(d)                                 Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to or in substitution for any such claims under such policies.

5.13                        Takeover Statute. The Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action reasonably appropriate to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement.

5.14                        Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

5.15                        Section 16(b). The board of directors of each of the Company and Parent (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions within its control as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company and acquisitions of equity securities of Parent (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company or is or may become a director or executive officer of Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16                        Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement by the Parties, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent.

5.17                        Stockholder Litigation. Each Party shall notify the other Party, in writing and promptly after acquiring knowledge thereof, of any litigation related to this Agreement, the Merger or the other transactions contemplated hereby that is brought against or, to the Knowledge of such Party, threatened against, such Party, its Subsidiaries and/or any of their respective directors or officers and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. The Parties agree to cooperate in the defense and settlement of any such litigation, and neither Party shall settle any such litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed). Without limiting in any way the Parties’ obligations under Section 5.6, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 5.17.

5.18                        Tax Treatment.

(a)                                 Each of Parent and Merger Sub shall use its respective reasonable best efforts to, and cause each of their respective Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 6.2(d).  Neither Parent nor Merger Sub shall take any action (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(b)                                 The Company shall use its reasonable best efforts to, and cause the Company Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) obtain the opinion of counsel referred to in Section 6.3(d).  The Company shall not take any action (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(c)                                  Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, (i) each of the Parties shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in all Tax Returns, and (ii) none of the Parties shall take any Tax reporting position inconsistent with the characterization of the transactions contemplated by this Agreement as a “reorganization” under Section 368(a) of the Code.  The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(d)                                 Each of the Company and Parent shall deliver to Cooley LLP (“Company’s Counsel”) and Goodwin Procter LLP (“Parent’s Counsel”) (or to Company’s Replacement Counsel or Parent’s Replacement Counsel, in each case, if applicable) at such time or times as requested by the Company’s Counsel or Parent’s Counsel (or Company’s Replacement Counsel or Parent’s Replacement Counsel, in each case if applicable) letters signed by an officer thereof and containing representations substantially in the form of Exhibits B and C hereto, respectively, for the purposes of obtaining (i) the tax opinion from the Parent’s Counsel (or Parent’s Replacement Counsel, if applicable) described in Section 6.2(d) and (ii) the tax opinion from the Company’s Counsel (or

Company’s Replacement Counsel, if applicable) described in Section 6.3(d) (such letters, the “Tax Representation Letters”).

ARTICLE VI
CONDITIONS

6.1                               Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)                                 Stockholder Approvals. (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law, the Company Charter and the Company Bylaws and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the Parent Charter and the Parent Bylaws.

(b)                                 Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or has been earlier terminated.

(c)                                  Law; Judgment. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

(d)                                 NYSE Listing. The shares of Parent Class A Common Stock issuable in connection with the Merger shall have been approved for listing on NYSE, subject to official notice of issuance.

(e)                                  Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

6.2                               Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.3(a) (Capital Structure), 3.4 (Corporate Authority and Approval), and 3.21 (Brokers and Finders)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; the representations and warranties of the Company contained in Sections 3.1 (Organization, Good Standing and Qualification), 3.4 (Corporate Authority and Approval), and 3.21 (Brokers and Finders) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and the representations and warranties of the Company contained in Section 3.3(a) (Capital Structure)

shall be true and correct in all respects, at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except to the extent the failures of such representations and warranties to be true and correct individually and in the aggregate would not result in an increase in the aggregate value of the consideration payable by Parent in connection with the Merger of more than $7,500,000, in the aggregate (valuing any shares, options or other awards that Parent is required to issue or make in connection therewith pursuant to the terms of this Agreement at a price equal to the closing price of a share of Parent Class A Common Stock as reported on the NYSE on the Business Day immediately prior to Closing), as compared to what such aggregate amount would have been if such representations and warranties had been true and correct in all respects.

(b)                                 Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)                                  No Company Material Adverse Effect. After the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Company Material Adverse Effect.

(d)                                 Tax Opinion. Parent shall have received the written opinion of Parent’s Counsel (or if Parent’s Counsel is unable to issue such an opinion, of another nationally recognized law firm proposed by the Company that is reasonably acceptable to Parent (“Parent’s Replacement Counsel”)), dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, Parent’s Counsel (or Parent’s Replacement Counsel, if applicable) shall be entitled to rely upon the representations contained in the Tax Representation Letters of Parent and the Company referred to in Section 5.18(d) hereto and upon such other representations as the counsel rendering such tax opinion reasonably deems relevant.

(e)                                  Company Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 6.2(a), (b), (c) and (d) have been satisfied.

6.3                               Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of Parent contained in this Agreement (except for the representations and warranties contained in Sections 4.1(a) (Organization, Good Standing and Qualification), 4.3(a) (Capital Structure), 4.4 (Corporate Authority and Approval) and 4.22 (Brokers and Finders)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; the representations and warranties of Parent contained in Sections 4.1(a) (Organization, Good Standing and Qualification), 4.4 (Corporate Authority and Approval) and 4.22 (Brokers and Finders) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and the representations and warranties of Parent contained in Section 4.3(a) (Capital Structure) shall be true and correct in all respects, at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except to the extent the failures of such representations and warranties to be true and correct individually and in the aggregate would not result in an increase in the fully diluted capitalization of Parent as of the date specified in Section 4.2 (calculated using the treasury stock method for equity awards) by more than $35,000,000, in the aggregate (valuing any shares, options or other awards of Parent that are outstanding at a price equal to the closing price of a share of Parent Class A Common Stock as reported on the NYSE on the Business Day immediately prior to the Closing) as compared to what such fully diluted capitalization would have been if such representations and warranties had been true and correct in all respects.

(b)                                 Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)                                  No Parent Material Adverse Effect. After the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

(d)                                 Tax Opinion. The Company shall have received the written opinion of Company’s Counsel (or if Company’s Counsel is unable to issue such an opinion, of another nationally recognized law firm proposed by Parent that is reasonably acceptable to the Company (“Company’s Replacement Counsel”)), dated as of the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Company’s Counsel (or Company’s Replacement Counsel, if applicable) shall be entitled to rely upon the representations contained in the Tax Representation Letters of Parent and the Company referred to in Section 5.18(d) hereto and upon such other representations as the counsel rendering such tax opinion reasonably deems relevant.

(e)                                  Parent Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 6.3(a), (b), (c) and (d) have been satisfied.

6.4                               Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

ARTICLE VII
TERMINATION

7.1                               Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the date of the Company Stockholder Approval and the Parent Stockholder Approval referred to in Section 6.1(a), by mutual written consent of the Company and Parent.

7.2                               Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a)                                 the Merger shall not have been consummated by 11:59 p.m. (New York City time) on July 15, 2019 (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party whose material breach of any provision of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date;

(b)                                 the Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(b) shall not be available to the Company if its material breach of any provision of this Agreement has been the primary cause of, or resulted in, the failure the obtain the Company Stockholder Approval;

(c)                                  the Parent Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the issuance of the Parent Class A Common Stock was taken; provided, however, that the right to terminate this Agreement under this Section 7.2(c) shall not be available to Parent if its material breach of any provision of this Agreement (including Section 5.5(b)(ii)) has been the primary cause of, or resulted in, the failure to obtain the Parent Stockholder Approval; or

(d)                                 any Law or Judgment permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the date of the Company Stockholder Approval and Parent Stockholder Approval referred to in Section 6.1(a); provided that the right to terminate this Agreement pursuant to Section 7.2(a) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure of the Merger to be consummated.

7.3                               Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:

(a)                                 at any time prior to the Parent Stockholder Approval having been obtained, (i) the Parent Board shall have made a Parent Change in Recommendation, (ii) Parent shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus or (iii) Parent shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.3;

(b)                                 at any time prior to the Effective Time, whether before or after the Company Stockholder Approval referred to in Section 6.1(a) is obtained, by action of the Company Board if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Sections 6.3(a) or 6.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Parent from the Company of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or

(c)                                  at any time prior to the Company Stockholder Approval being obtained, (i) if the Board of Directors of the Company authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.2, to enter into an Alternative Company Acquisition

Agreement with respect to a Company Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.2, enters into an Alternative Company Acquisition Agreement providing for a Company Superior Proposal that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.5(a).

7.4                               Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a)                                 at any time prior to the Company Stockholder Approval having been obtained, (i) the Company Board shall have made a Company Change in Recommendation, (ii) the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus or (iii) the Company shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 5.2;

(b)                                 at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval referred to in Section 6.1(a) is obtained, by action of the Parent Board, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Sections 6.2(a) or 6.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to the Company from Parent of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;

(c)                                  at any time prior to the Parent Stockholder Approval being obtained, (i) if the Board of Directors of Parent authorizes Parent, to the extent permitted by and subject to complying with the terms of Section 5.3, to enter into an Alternative Parent Acquisition Agreement with respect to a Parent Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement, Parent, subject to complying with the terms of Section 5.3, enters into an Alternative Parent Acquisition Agreement providing for a Parent Superior Proposal that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, Parent pays to the Company in immediately available funds any fees required to be paid pursuant to Section 7.6(a).

7.5                               Company Termination Fee.

(a)                                 If this Agreement is terminated (x) by Parent pursuant to Section 7.4(a) (Company Change in Recommendation) or (y) by the Company pursuant to Section 7.3(c) (Company Superior Proposal), then the Company shall, within two (2) Business Days after such termination in the case of clause (x) or concurrently with such termination in the case of clause (y), pay Parent a fee equal to $69,000,000 (the “Company Termination Fee”). In no event shall the Company be required to pay the Company Termination Fee or the Parent Expenses on more than one occasion.

(b)                                 If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) (Termination Date) or Section 7.2(b) (Company Stockholder Approval), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Company Acquisition Proposal shall have been publicly made to the Company or its stockholders and not publicly withdrawn, and (iii) within nine (9) months after the date of a termination in either of the cases referred to in clause (i) of this Section 7.5(b), the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal which is subsequently consummated, then the Company shall pay the Company Termination Fee, less any amount of Parent Expenses previously paid by the Company, concurrently with such consummation; provided that solely for purposes of this Section 7.5(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 5.2(d), except that the references to “twenty (20%) or more” shall be deemed to be references to “eighty percent (80%) or more”. In no event shall the Company be required to pay the Company Termination Fee or the Parent Expenses on more than one occasion.

(c)                                  If this Agreement is terminated by Parent or the Company pursuant to Section 7.2(b) (Company Stockholder Approval), then the Company shall pay all of the reasonable and documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $5,000,000 (the “Parent Expenses”) as promptly as practicable (and, in any event, within two (2) Business Days following such termination).

7.6                               Parent Termination Fee.

(a)                                 If this Agreement is terminated (x) by the Company pursuant to Section 7.3(a) (Parent Change in Recommendation) or (y) by Parent pursuant to Section 7.4(c) (Parent Superior Proposal), then Parent shall, within two (2) Business Days after such termination in the case of clause (x) or concurrently with such termination in the case of clause (y), pay the Company a fee equal to $120,000,000 (the “Parent Termination Fee”). In no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion.

(b)                                 If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) (Termination Date) or Section 7.2(c) (Parent Stockholder Approval), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Parent Acquisition Proposal shall have been publicly made to Parent or its stockholders and not publicly withdrawn, and (iii) within nine (9) months after the date of a termination in either of the cases referred to in clause (i) of this Section 7.6(b), Parent consummates a Parent Acquisition Proposal or enters into an agreement contemplating a Parent Acquisition Proposal which is subsequently consummated, then Parent shall pay the Parent Termination Fee, less any amount of Company Expenses previously paid by Parent, concurrently with such consummation; provided that solely for purposes of this Section 7.6(b), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 5.2(d), except that the references to “twenty (20%) or more” shall be deemed to be references to “eighty percent (80%) or more”. In no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion.

(c)                                  If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(c) (Parent Stockholder Approval) and (ii) any of the shares of Parent Class B Common Stock subject to the Parent Proxies upon execution of this Agreement (“Subject Parent Shares”) are not voted at the Parent Stockholders Meeting to approve the Parent Share Issuance or otherwise not voted in accordance with the Parent Proxies, then Parent shall pay to the Company, by wire transfer of immediately available funds, the Parent Termination Fee as promptly as practicable (and, in any event, within two (2) Business Days following such termination). In no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion.

(d)                                 If this Agreement is terminated by Parent or the Company pursuant to Section 7.2(c) (Parent Stockholder Approval) and the Subject Parent Shares were voted in favor of the Parent

Share Issuance at the Parent Stockholders Meeting, then Parent shall pay all of the reasonable and documented out-of-pocket expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $5,000,000 (the “Company Expenses”) as promptly as practicable (and, in any event, within two (2) Business Days following such termination). In no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion.

7.7                               Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.7 and in Section 8.1) shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided that no such termination shall relieve any Party (1) from any liability for common law fraud or Willful Breach of this Agreement prior to such termination; provided that any breach of Section 5.5(b)(i)(y)(B) or Section 5.5(b)(ii) by Parent shall be deemed to be a willful and intentional breach of its covenants and agreements set forth therein and the Company shall be entitled to seek all available remedies (both in equity and in law) with respect to such breach or (2) from any obligation to pay, if applicable, the Company Termination Fee or the Parent Expenses pursuant to Section 7.5 or Parent Termination Fee pursuant to Section 7.6. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

(a)                                 Each Party acknowledges that the agreements contained in this Section 7.7 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to Section 7.5 or Parent fails to pay promptly the amount due pursuant to Section 7.6 (any such amount due, a “Payment”), and, in order to obtain such Payment, the Party entitled to receive such Payment (the “Recipient”) commences a suit which results in a judgment against the Party obligated to make such Payment (the “Payor”) for the applicable Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(b)                                 The Parties agree that the monetary remedies set forth in this Article VII and the specific performance remedies set forth in Section 8.14 shall be the sole and exclusive remedies of (i) the Company and the Company Subsidiaries against Parent, Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of common law fraud or a Willful Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such common law fraud or Willful Breach), and upon payment of such amount, none of Parent, Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for the liability of Parent in the case of common law fraud or a Willful Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated except in the case of common law fraud or a Willful Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such common law fraud or Willful Breach), and upon payment of such amount, none of the Company and the Company Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for the liability of the Company in the case of common law fraud or a Willful Breach of any covenant, agreement or obligation.

ARTICLE VIII
MISCELLANEOUS AND GENERAL

8.1                               Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.11 (Expenses), Section 5.12 (Indemnification; Directors’ and Officers’ Insurance) and Section 5.18 (Tax Treatment) shall survive the consummation of the Merger. This Article VIII (other than Section 8.2 (Modification or Amendment), Section 8.3 (Waiver) and Section 8.13 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 5.7(b) (Access, Consultation), Section 5.11 (Expenses), Section 7.7 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

8.2                               Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the Parties, by action of the boards of directors of the respective Parties.

8.3                               Waiver.

(a)                                 Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(b)                                 No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.4                               Counterparts; Effectiveness; .pdf Signature. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

8.5                               Governing Law and Venue; Waiver of Jury Trial.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Each of the Parties hereby irrevocably submits exclusively to the jurisdiction of the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the Parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6                               Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by facsimile (with confirmation of transmission) or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the following address for such Party:

if to Parent or Merger Sub

Twilio Inc.

375 Beale Street, Suite 300

San Francisco, CA 94105

Attention: Karyn Smith, General Counsel

Phone: (415) 390-2337

with copies to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Stuart M. Cable; Blake Liggio; Michael R. Patrone

Phone: (617) 570-1000

E-mail: scable@goodwinlaw.com

bliggio@goodwinlaw.com

mpatrone@goodwinlaw.com

if to the Company

SendGrid, Inc.
1801 California Street, Suite 500
Denver, CO 80202
Attention: Michael Tognetti, General Counsel

Phone: (888) 985-7363

with copies to (which shall not constitute notice):

Cooley LLP

380 Interlocken Crescent, Suite 900

Broomfield, CO  80021-8023

Attention: Barbara Borden; Matthew P. Dubofsky

Phone: (720) 566-4000

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

8.7                               Entire Agreement. This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement, the Company Voting Agreement, the Parent Voting Agreement and the other documents and instruments executed pursuant hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

8.8                               No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, other than (a) as provided in Section 5.12 (Indemnification; Directors’ and Officers’ Insurance), (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing, (c) the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 2.4 after the Closing, and (d) as provided in Sections 7.5 and 7.6.

8.9                               Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

8.10                        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the Parties shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.11                        Interpretation. The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

8.12                        Certain Definitions: For the purposes of this Agreement:

(a)                                 An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b)                                 “Anti-Corruption and Anti-Bribery Laws” means mean the FCPA, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

(c)                                  “Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Judgments that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

(d)                                 “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

(e)                                  “Commercial Software and Services” means nonexclusive, commercially-available, “off-the-shelf” Software licenses and Computing Services subscriptions (including but not limited to information technology Software services and productivity tools) or “click-wrap” software-as-a-service agreements with one-time fees of less than $250,000 and annual fees of less than $250,000, entered into in the ordinary course of business.

(f)                                   “Company Intellectual Property” means all Intellectual Property Rights used in the business of the Company and the Company Subsidiaries as presently conducted.

(g)                                  “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

(h)                                 “Company Option” means any option to purchase Shares (whether granted under any Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(i)                                     “Company Plan” shall mean (other than workers’ compensation, unemployment compensation and other government programs) each (i) employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (ii) stock option plan, stock purchase plan, equity-related arrangement, retention plan or arrangement, bonus or incentive award plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, retention arrangement, executive compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, retirement arrangement, profit sharing arrangement, vacation plan, paid leave or other paid time off plan, employee loan and each other employee benefit plan, policy, program, agreement and arrangement (U.S. or non-U.S.) not described in (i) above; and (iii) U.S. and non-U.S. plan or arrangement providing compensation to current and former employees, directors and/or other service providers of the Company or any Company Subsidiary, in each case, that is maintained, sponsored or contributed to, or required to be maintained, sponsored or contributed to, by the Company or any Company Subsidiary under which benefits are provided to current or former employees, director and/or other service providers of the Company or any Company Subsidiary (or their spouses, dependents or beneficiaries) or with respect to which the Company or any Company Subsidiary has or may have any liability, whether subject to U.S. or foreign Law. In the case of a Company Plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Company Plan shall include a reference to such trust, organization or other vehicle.

(j)                                    “Company Product” means any material Computing Services or other material products or services produced, marketed, licensed, made available, sold, distributed or performed by or on behalf of the Company or any Company Subsidiary.

(k)                                 “Company RSU” means any restricted stock unit that is subject to vesting restrictions based on continuing service (whether granted under any Company Stock Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(l)                                     “Company Share Value” means the volume weighted average closing sale price of one (1) Share as reported on the NYSE for the five (5) consecutive trading days ending on the trading day immediately preceding the Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

(m)                             “Company Stock Plans” means the Company’s Amended and Restated 2009 Equity Incentive Plan (as amended from time to time), the Company’s 2012 Equity Incentive Plan (as amended from time to time) and the Company’s 2017 Equity Incentive Plan (as amended from time to time).

(n)                                 “Company UK Option” means a Company Option granted under a Company UK Sub-Plan.

(o)                                 “Company UK Sub-Plans” means the UK Schedule to the Company’s 2012 Equity Incentive Plan (as amended from time to time) and the UK CSOP Sub-Plan to the Company’s 2017 Equity Incentive Plan (as amended from time to time).

(p)                                 “Computing Services” means all information technology and computer systems (including Software, application service provider services, hosted computing services, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format.

(q)                                 “Confidentiality Agreement” means the confidentiality agreement entered into between Company and Parent on July 18, 2018.

(r)                                    “Consent” means consent, approval, clearance, waiver, Permit or order.

(s)                                   “Contract” means any written or oral contract, lease, license, indenture, note, bond, mortgage, agreement, concession, franchise or other instrument (each, excluding any Company Plan).

(t)                                    “Environmental Claim” means any suit, order, demand, directive, claim, lien, investigation, proceeding or administrative, regulatory or judicial action alleging liability or noncompliance with or violation of any Environmental Laws.

(u)                                 “Environmental Laws” means any Law concerning or relating to pollution or protection of the environment or natural resources, or protection of human health and safety as related to exposure to any harmful or deleterious substances.

(v)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(w)                               “ESPP” means the Company’s 2017 Employee Stock Purchase Plan (as amended from time to time).

(x)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(y)                                 “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

(z)                                  “GAAP” means United States generally accepted accounting principles.

(aa)                          “Governmental Entity” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational.

(bb)                          “Hazardous Materials” means any substance, material or waste that is listed, defined or otherwise characterized as “hazardous”, “toxic”, “radioactive” or a “pollutant”, or “contaminant” or terms of similar meaning or effect under any Environmental Law, including petroleum or its by-products, asbestos and polychlorinated biphenyls.

(cc)                            “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(dd)                          “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person under GAAP or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment (other than trade accounts payable in the ordinary course of business), (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by Parent or any wholly owned Parent Subsidiary with respect to Indebtedness of Parent or any wholly owned Parent Subsidiary, or any guarantee by the Company or any wholly owned Company Subsidiary with respect to Indebtedness of the Company or any wholly owned Company Subsidiary), (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (vii)  letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person (other than letters of credit used as security for leases).

(ee)                            “Intellectual Property Rights” means all (i) patents, patent applications (including divisions, continuations, continuation-in-part, renewal applications, provisionals, extensions, reexaminations and supplementary protection certifications), and invention disclosures; (ii) trademarks, trade names, service marks, brand names, trade dress, domain names, Internet addresses, and universal resource locator (URL) names and other indicia of origin, including the goodwill associated therewith, (iii) copyrights, works of authorship, design rights, mask works, (iv) trade secrets, confidential or proprietary information, (v) information, compositions, methods, techniques, tools, specifications, designs, data, databases, metadata, compilations, processes, methods, inventions, algorithms, schematics, technology, Software, interfaces, development tools, know-how, documentation, and other intellectual property rights and other similar proprietary rights, (vi) all rights under any registrations or applications for registration of any of the foregoing; and (vii) all rights to seek remedies against infringement of any of the foregoing and rights of protection of interest therein under the laws of all jurisdictions (including, but not limited to, rights to recover for past, present and future violations thereof).

(ff)                              “Judgment” means any judgment, order, injunction, ruling, writ award or decree of any Governmental Entity.

(gg)                            The “Knowledge” of any Person means, in the case of Parent, the actual knowledge after reasonable inquiry of any of the Persons set forth on Section 8.12(ee) of the Parent

Disclosure Letter and, in the case of the Company, the actual knowledge after reasonable inquiry of any of the Persons set forth on Section 8.12(ee) of the Company Disclosure Letter.

(hh)                          “Law” means any federal, state, local, foreign or transnational law, statute, ordinance, common law, ruling, writ, award or decree of any Governmental Entity.

(ii)                                  “Leased Company Property” means the real property leased, subleased, or licensed by the Company or any of its Subsidiaries, in each case, as tenant or subtenant, as applicable, together with, to the extent leased or subleased by the Company or any of its Subsidiaries, all buildings and other structures, facilities, fixtures or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its Subsidiaries relating to the foregoing.

(jj)                                “Liens” means pledges, liens, claims, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, any conditional sale or title retention agreements or other third party rights or title defect of any kind or nature whatsoever).

(kk)                          “Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development (an “Effect”) that, individually or in the aggregate with all other Effects, (1) materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole or (2) would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement, excluding for the purpose of (1), any Effect to the extent that, either alone or in combination, it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries in respect of the business conducted in such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (iv) the public announcement or pendency of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners (other than for purposes of any representation or warranty contained in Section 3.5 in the case of the Company (but subject to Section 3.5 of the Company Disclosure Letter), or Section 4.4 in the case of Parent (but subject to Section 4.4 of the Parent Disclosure Letter), (v) any change, in and of itself, in the market price or trading volume of such Person’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect, to the extent permitted by this definition), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such Effect has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such fact, circumstance, effect, change, event or development has a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate in respect of the business conducted in such industries, (ix) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby or (x) any taking of any action not required by this Agreement at the written request of the other Parties hereto or any action expressly required to be taken under this Agreement.

(ll)                                  “NYSE” means the New York Stock Exchange.

(mm)                  “Open Source Software” means Software that is distributed or made available under open source, public source or freeware license terms, including any software licensed pursuant to any GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), the Mozilla Public License (MPL), the Berkeley Software Distribution (BSD) licenses, the Massachusetts Institute of Technology License (MIT) and the Apache License or Software distributed or made available under any other license listed at www.opensource.org.

(nn)                          “Parent Common Stock” means Parent Class A Common Stock and Parent Class B Common Stock.

(oo)                          “Parent Intellectual Property” means all Intellectual Property Rights used in the business of Parent as presently conducted.

(pp)                          “Parent Product” means any material Computing Services or other material products or services produced, marketed, licensed, made available, sold, distributed or performed by or on behalf of Parent.

(qq)                          “Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

(rr)                                “Parent RSU” means any restricted stock unit that is subject to vesting restrictions based on continuing service (whether granted under any Parent Stock Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(ss)                              “Parent Stock Option” means any option to purchase Parent Class A Common Stock (whether granted under any Parent Stock Plan, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

(tt)                                “Parent Stock Plans” means Parent’s 2008 Stock Option Plan (as amended from time to time) and Parent’s 2016 Stock Option and Incentive Plan (as amended from time to time).

(uu)                          “Parent 401(k) Plan” shall mean a defined contribution plan that is sponsored by Parent or one of its Affiliates that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

(vv)                          “Permits” means governmental franchises, licenses, permits, authorizations, variances, exemptions, orders, registrations, clearances and approvals.

(ww)                      “Permitted Liens” means any (1) Lien (i) for Taxes or governmental assessments, charges or claims of payment (A) not yet delinquent or (B) being contested in good faith in appropriate proceedings, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business, (iii) with respect to zoning, planning, and other limitations and restrictions, including all rights of any Governmental Entity (but not violations thereof), (iv) in the case of any Contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any license of Intellectual Property Rights, (v) with respect to this Agreement and Liens created by the execution and delivery of this Agreement, (vi) which is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or notes thereto which has been previously provided to Parent or the Company, as applicable or (vii) for which adequate reserves have been established and (2) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business consistent with past practice.

(xx)                          “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

(yy)                          “Personal Information” means information and data that is linked or linkable to a natural person, including, without limitation, any information specifically defined or identified in any Company and the Company Subsidiaries privacy policy as “personal information,”  “personal data,” “personally identifiable information,” or “PII”. Personal Information may relate to any identifiable natural person, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

(zz)                            “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.

(aaa)                   “SEC” means the Securities and Exchange Commission.

(bbb)                   “Securities Act” means the Securities Act of 1933, as amended.

(ccc)                      “Software” means computer software code, applications, configuration files and data, software implementations of algorithms, recipes, models and methodologies, utilities, development tools, diagnostics, databases, control and quality systems, firmware and embedded systems, whether in source code, interpreted code, firmware or object code form, together with all boot, compilation, configuration, debugging, performance analysis and runtime files, libraries, data, documentation and other information accompanying such software.

(ddd)                   “SOX” means the Sarbanes-Oxley Act of 2002.

(eee)                      “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

(fff)                         “Tax Authority” means any Governmental Entity responsible for the assessment, determination, collection or administration of any Tax (domestic or foreign).

(ggg)                      “Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with a Tax Authority relating to Taxes.

(hhh)                   “Taxes” means any and all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, escheat, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, withholding, excise, production, value added, occupancy and other taxes, duties, tariffs, levies, or assessments in the nature of a tax, in each case that is imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

8.13                        Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided that Parent may designate, prior to the Effective Time, by written notice to the Company, another Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other Party hereto or due to Parent or such other Subsidiary. Any assignment in contravention of the preceding sentence shall be null and void.

8.14                        Specific Performance. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 8.5, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

TWILIO INC.

By:	/s/ Jeff Lawson
Name: Jeff Lawson
Title: Chief Executive Officer

TOPAZ MERGER SUBSIDIARY, INC.

By:	/s/ Jeff Lawson
Name: Jeff Lawson
Title: Chief Executive Officer

SENDGRID, INC.

By:	/s/ Sameer Dholakia
Name: Sameer Dholakia
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]